Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

ISLE OF CAPRI CASINOS, INC.,

ELDORADO RESORTS, INC.,

EAGLE I ACQUISITION CORP.,

and

EAGLE II ACQUISITION COMPANY LLC

Dated as of September 19, 2016

INDEX OF DEFINED TERMS

Definition	Location
5.875% Notes	5.14(b)
8.875% Notes	5.14(b)
Action	3.5
Affiliate	8.3(a)
Aggregate Total Consideration	8.3(b)
Agreement	Preamble
Alternative Financing	5.18(c)
Antitrust Law	8.3(c)
Business	8.3(d)
Business Days	1.4
Cash Consideration	8.3(e)
Cash Designated Shares	2.3(g)(ii)(B)
Cash Election Shares	2.3(b)
Cash Percentage	2.3(e)
Certificates	2.2(a)
Certificates of Merger	1.2(b)
Closing	1.4
Closing Date	1.4
COBRA	3.15(g)
Code	1.7(a)
Company	Preamble
Company Acquisition Agreement	5.4(a)
Company Acquisition Proposal	8.3(f)
Company Adverse Recommendation Change	8.3(g)
Company Board	Recitals
Company Board Recommendation	8.3(h)
Company Common Stock	1.6(a)(ii)
Company Credit Agreement	5.14(a)
Company Credit Agreement Payoff	5.14(a)
Company Disclosure Letter	Article III

v

Definition	Location
Company Employee	3.16(a)
Company Family Holders	8.3(i)
Company Insiders	5.15
Company Intellectual Property	8.3(i)
Company Intervening Event	8.3(k)
Company Intervening Event Notice Period	5.4(d)(ii)
Company Leased Real Property	3.20(b)
Company Leases	3.20(b)
Company Licensed Parties	3.12
Company Licensing Affiliates	3.12
Company Management Principals	3.13(a)
Company Material Contract	3.18(a)
Company Notes	5.14(b)
Company Owned Real Property	3.20(a)
Company Plans	3.15(a)
Company PSU	1.7(c)
Company Real Property	3.20(b)
Company Registered IP	8.3(l)
Company Restricted Share	1.7(b)
Company RSU	1.7(d)
Company SEC Documents	3.7(a)
Company Stock Option	1.7(a)
Company Stock Plan	8.3(m)
Company Stockholder Approval	3.10
Company Stockholders Meeting	5.5(c)
Company Vessel	3.20(c)
Company Voting Agreement	Recitals
Confidentiality Agreement	5.6(b)
Constituent Documents	5.11(a)
Contract	3.18(a)
control	8.3(p)
Copyrights	8.3(z)
Databases	8.3(y)
Datasite	8.3(o)
Debt Financing	4.27
Debt Financing Commitment	4.27
Debt Financing Conditions	5.18(d)
DGCL	Recitals
Discharge	8.3(n)
Dissenting Shares	2.6
Dissenting Stockholder Consideration	2.6
Dissenting Stockholders	2.6
DLLCA	Recitals
Domain Names	8.3(y)
Election Deadline	2.3(b)
Election Form	2.3(a)

Definition	Location
Election Form Record Date	2.3(a)
Effective Time	1.2(a)
Environmental Action	3.17(a)
Environmental Laws	8.3(q)
Environmental Permits	8.3(r)
ERISA	3.15(a)
ERISA Affiliate	3.15(f)
Exchange Act	3.3(b)
Exchange Agent	2.1
Exchange Fund	2.1
Excess Securities	2.2(e)
Excluded Shares	1.6(a)(ii)
Financing Failure	8.3(s)
Financing Failure Fee	8.3(t)
Final Surviving Entity	Recitals
First Step Certificate of Merger	1.2(a)
First Step Merger	Recitals
Foreign Corrupt Practices Act	3.11
Former Company Employees	5.8(d)
GAAP	3.7(b)
Gaming Approvals	8.3(u)
Gaming Authorities	8.3(v)
Gaming Law	8.3(w)
Governmental Entity	3.3(b)
HSR Act	3.3(b)
Indebtedness	8.3(x)
Indemnified Parties	5.11(a)
Intellectual Property	8.3(y)
Intellectual Property Rights	8.3(z)
Intermediate Surviving Entity	Recitals
IRS	3.15(a)
Isle Directors	1.5(c)
Joint Proxy Statement/Prospectus	3.4
knowledge	8.3(aa)
Law	8.3(bb)
Lender	8.3(cc)
Letter of Transmittal	2.2(a)
Liens	3.6(a)
Mailing Date	2.3(a)
Material Adverse Effect	8.3(dd)
Materials of Environmental Concern	8.3(ee)
Maximum Cash Shares	2.3(f)
Maximum Stock Shares	2.3(f)
Mergers	Recitals
Merger Consideration	8.3(ff)
Merger Sub A	Preamble

Definition	Location
Merger Sub B	Preamble
Multiemployer Plan	3.15(a)
NASDAQ	8.3(gg)
No Election Shares	2.3(b)
Note Indentures	8.3(hh)
Owned Company Intellectual Property	8.3(ii)
Owned Parent Intellectual Property	8.3(jj)
Parent	Preamble
Parent Benefit Plans	5.8(c)
Parent Board	Recitals
Parent Common Stock	1.6(a)(iii)
Parent Credit Agreement	8.3(kk)
Parent Disclosure Letter	Article IV
Parent Employee	4.16(a)
Parent Entities	Preamble
Parent Family Holders	8.3(ll)
Parent Financing Sources	8.3(mm)
Parent Intellectual Property	8.3(nn)
Parent Leased Real Property	4.20(b)
Parent Leases	4.20(b)
Parent Licensed Parties	4.12
Parent Licensing Affiliates	4.12
Parent Management Principals	4.13(a)
Parent Material Contract	4.18(a)
Parent Owned Real Property	4.20(a)
Parent Plans	4.15(a)
Parent Real Property	4.20(b)
Parent Registered IP	8.3(oo)
Parent Restricted Share	8.3(pp)
Parent RSU	8.3(qq)
Parent SEC Documents	4.7(a)
Parent Stock Option	8.3(rr)
Parent Stock Plan	8.3(ss)
Parent Stockholder Approval	4.10
Parent Stockholders’ Meeting	5.5(d)
Parent Vessel	4.20(c)
Parent Voting Agreement	Recitals
Patents	8.3(z)
Payoff Letter	5.14(a)
Per Share Cash Consideration	8.3(tt)
Per Share Stock Consideration	8.3(uu)
Permits	3.11
Permitted Liens	8.3(vv)
Person	8.3(ww)
Personal Information	8.3(xx)
Registration Statement	3.4

Definition	Location
Representatives	5.4(a)
Required Cash Percentage	2.3(e)
Required Stock Percentage	2.3(e)
Requisite Gaming Approvals	8.3(yy)
SEC	3.7(a)
Second Merger Effective Time	1.2(b)
Second Step Certificate of Merger	1.2(b)
Second Step Merger	Recitals
Securities Act	3.7(a)
Share Issuance	Recitals
Software	8.3(zz)
SOX	3.7(a)
Stock Consideration	8.3(aaa)
Stock Designated Shares	2.3(g)(i)(B)
Stock Election Shares	2.3(b)
Stock Percentage	2.3(e)
Subsidiary	8.3(bbb)
Superior Company Proposal	8.3(ccc)
Superior Company Proposal Notice Period	5.4(d)(i)
Takeover Laws	3.23
Tax	8.3(ddd)
Tax Authority	8.3(eee)
Tax Returns	8.3(fff)
Termination Date	7.2(a)
Termination Fee	8.3(ggg)
Trademarks	8.3(y)
Trade Secrets	8.3(y)
WARN Act	3.16(d)
Works of Authorship	8.3(y)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2016, is by and among ISLE OF CAPRI CASINOS, INC., a Delaware corporation (the “Company”), ELDORADO RESORTS, INC., a Nevada corporation (“Parent”), EAGLE I ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub A”) and EAGLE II ACQUISITION COMPANY LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub B” and together with Parent and Merger Sub A, the “Parent Entities”).

RECITALS

WHEREAS, Parent and the Company wish to effect a business combination through a merger of Merger Sub A with and into the Company (the “First Step Merger”), with the Company continuing as the surviving entity (the “Intermediate Surviving Entity”), on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), followed by a merger of the Intermediate Surviving Entity with and into Merger Sub B (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Merger Sub B continuing as the surviving entity (the “Final Surviving Entity”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (as amended, the “DLLCA”);

WHEREAS, the boards of directors of the Company, Merger Sub A and Parent have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Mergers;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved the Mergers, the execution of this Agreement and the consummation of the transactions contemplated hereby and has resolved to recommend to the Company’s stockholders that they adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Company Family Holder is entering into a voting agreement (the “Company Voting Agreement”) with Parent and the Company pursuant to which the Company Family Holder has agreed, on the terms and subject to the conditions set forth in the Company Voting Agreement, to, among other things, vote all of its shares of Company Common Stock to adopt this Agreement in accordance with the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved the issuance of the Stock Consideration (the “Share Issuance”), the payment of the Cash Consideration, the Mergers, the execution of this Agreement and the consummation of the transactions contemplated hereby and has resolved to recommend to Parent’s stockholders that they approve the Share Issuance;

WHEREAS, the board of directors of Merger Sub A has approved the First Step Merger, the execution of this Agreement and the consummation of the transactions contemplated hereby and has resolved to recommend to its sole stockholder that it adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub A and the sole member of Merger Sub B, has adopted this Agreement in accordance with the DGCL and the DLLCA, as applicable;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Parent Family Holder is entering into a voting agreement (the “Parent Voting Agreement”) with the Company and Parent pursuant to which the Parent Family Holder has agreed, on the terms and subject to the conditions set forth in the Parent Voting Agreement, to, among other things, vote all of its shares of Parent Common Stock in favor of the Share Issuance; and

WHEREAS, the Parent Entities and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent Entities and the Company hereby agree as follows:

ARTICLE I
THE MERGERS

Section 1.1                    The Mergers.

(a)           Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub A shall consummate the First Step Merger pursuant to which (i) Merger Sub A shall be merged with and into the Company and the separate corporate existence of Merger Sub A shall thereupon cease, and (ii) the Company shall be the Intermediate Surviving Entity in the First Step Merger. The First Step Merger shall have the effects specified in the DGCL.

(b)           Immediately after the Effective Time and in accordance with the DGCL and the DLLCA, the Intermediate Surviving Entity and Merger Sub B shall consummate the Second Step Merger pursuant to which (i) the Intermediate Surviving Entity shall be merged with and into Merger Sub B and the separate corporate existence of the Intermediate Surviving Entity shall thereupon cease and (ii) Merger Sub B shall be the Final Surviving Entity in the Second Step Merger. The Second Step Merger shall have the effects specified in the DGCL and the DLLCA.

Section 1.2                    Effective Time.

(a)           On the Closing Date, the Company and Merger Sub A shall duly execute a certificate of merger (the “First Step Certificate of Merger”) and file such First Step Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The First Step Merger shall become effective at the time of the acceptance of such filing by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the First Step Certificate of Merger (the date and time the First Step Merger becomes effective being the “Effective Time”).

(b)           Immediately after the Effective Time, the Intermediate Surviving Entity and Merger Sub B shall duly execute a certificate of merger (the “Second Step Certificate of Merger” and together with the First Step Certificate of Merger, the “Certificates of Merger”) and file such Second Step Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA. The Second Step Merger shall become effective at the time of the acceptance of such filing by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Second Step Certificate of Merger (“Second Merger Effective Time”).

Section 1.3                    Constituent Documents.

(a)           At the Effective Time, by virtue of the First Step Merger and without any action on the part of Merger Sub A or the Company, (i) the certificate of incorporation of the Intermediate Surviving Entity shall be amended in its entirety to read as the certificate of incorporation of Merger Sub A, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable Laws and (ii) the bylaws of the Intermediate Surviving Entity shall be the bylaws of Merger Sub A as in effect immediately prior to the Effective Time.

(b)           The certificate of formation and operating agreement of Merger Sub B, as in effect immediately prior to the Effective Time, shall be, upon the Second Merger Effective Time, the certificate of formation and the operating agreement of the Final Surviving Entity until thereafter amended as provided by Law and by the terms thereof. Notwithstanding the foregoing, the name of the Final Surviving Entity shall be Isle of Capri Casinos LLC and the certificate of formation and operating agreement of the Final Surviving Entity shall so provide.

Section 1.4                    Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 2029 Century Park East, Los Angeles, California at 10:00 a.m., Pacific Time, on the date no later than two (2) days, other than a Saturday or Sunday or a day in which banking institutions in New York, New York are authorized or required to close (such days, “Business Days”), after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction thereof), unless another time, date or place is agreed to in writing by Parent and the Company.  The time and date of the Closing is referred to in this Agreement as the “Closing Date.”

Section 1.5                    Directors; Officers; Manager.

(a)           The board of directors of Merger Sub A immediately prior to the Effective Time shall be the board of directors of the Intermediate Surviving Entity immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Intermediate Surviving Entity. The officers of Merger Sub A immediately prior to the Effective Time shall be the officers of the Intermediate Surviving Entity immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Intermediate Surviving Entity.

(b)           The sole member and manager of the Final Surviving Entity shall be Parent. The officers of the Intermediate Surviving Entity immediately prior to the Second Merger Effective Time shall be the officers of the Final Surviving Entity immediately after the Second Merger Effective Time, each to hold such office in accordance with the provisions of the operating agreement of the Final Surviving Entity.

(c)           Prior to the Closing, Parent and the Company shall mutually agree upon two (2) members of the Company Board (the “Isle Directors”) to be appointed to the Parent Board in accordance with this Section 1.5(c). Effective as of the Second Merger Effective Time, Parent shall take all actions necessary to expand the Parent Board from seven (7) directors to nine (9) directors and appoint the Isle Directors to such newly created vacancies. At each of the two (2) subsequent annual meetings of Parent’s stockholders occurring after the Closing, Parent shall use its reasonable best efforts to cause each Isle Director to be re-elected to the Parent Board. If at any time prior to January 1, 2019 any of the Isle Directors ceases to be a member of the Parent Board other than due to a failure to be re-elected to the Parent Board by the stockholders of Parent, then the remaining Isle Director shall be entitled to appoint a replacement Isle Director, whose appointment shall be subject to the approval of the majority of the members of the nominating committee of the Parent Board that are not Isle Directors. The provisions of this Section 1.5 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement to the contrary, are expressly intended to benefit, and shall be enforceable by, each of the Isle Directors (including any replacement Isle Director).

Section 1.6                    Conversion of Stock.

(a)           As of the Effective Time, by virtue of the First Step Merger and without any action on the part of the Company or Parent:

(i)            each share of capital stock of Merger Sub A issued and outstanding immediately prior to the Effective Time shall, by virtue of the First Step Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock, par value $.001 per share, of the Intermediate Surviving Entity following the First Step Merger, and such share of common stock shall constitute the only outstanding equity securities of the Intermediate Surviving Entity at such time;

(ii)           each share of common stock of the Company (“Company Common Stock”) that is held in treasury by the Company or owned by the Company or any wholly-owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the “Excluded Shares”); and

(iii)          each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) the Excluded Shares and (B) Dissenting Shares will, by virtue of the First Step Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3 and, in the case of Company Restricted Shares, Section 1.7(b), (A) a number of shares of common stock of Parent, par value $0.00001 per share (“Parent Common Stock”), equal to the Per Share Stock Consideration or (B) a cash payment, without interest, equal to the Per Share Cash Consideration.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Company stockholders shall cease to have any rights with respect thereto except the right to receive Merger Consideration pursuant to Section 2.2, or in the case of Company Restricted Shares, the right to receive shares of Parent Common Stock pursuant to Section 1.7(b).

(b)           As of the Second Merger Effective Time, by virtue of the Second Step Merger and without any action on the part of the Company or Parent:

(i)            each unit of membership interest of Merger Sub B issued and outstanding immediately prior to the Second Merger Effective Time shall, by virtue of the Second Step Merger and without any action on the part of the holder thereof, be converted into one (1) unit of membership interest of the Final Surviving Entity following the Second Step Merger, and such units of membership interest shall constitute the only outstanding equity securities of the Final Surviving Entity at such time; and

(ii)           each share of capital stock of the Intermediate Surviving Entity then outstanding shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)           The Mergers shall have no effect on the outstanding capital stock of Parent.

Section 1.7                    Company Stock Options and Other Stock-Based Awards.

(a)           Each option or other right to acquire Company Common Stock granted under any Company Stock Plan (a “Company Stock Option”) or otherwise that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Company Stock Plan, the award agreement pursuant to which such Company Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement), (ii) cease to represent an option or right to acquire shares of Company Common Stock, and (iii) be converted into an option or right to purchase shares of Parent Common Stock and shall remain subject to the same restrictions and other terms as are set forth in the Company Stock Plan, the award agreement pursuant to which such Company Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement).  The number of shares, the exercise price per share of Parent Common Stock, and any other rights of a holder of a converted Company Stock Option shall be determined in a manner that complies with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”)

and the Treasury Regulations thereunder and in a manner that is mutually acceptable to Parent and the Company.

(b)           Each share of Company Common Stock subject to vesting, repurchase or lapse restrictions (each a “Company Restricted Share”) that is outstanding under any Company Stock Plan or otherwise as of immediately prior to the Effective Time shall, as of the Effective Time, continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Company Stock Plan, the award agreement pursuant to which such Company Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement) and shall be exchanged for shares of Parent Common Stock (in an amount equal to the Per Share Stock Consideration, with aggregated fractional shares rounded to the nearest whole share) that remain subject to the same restrictions and other terms as are set forth in the Company Stock Plan, the award agreement pursuant to which such Company Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement). Company Restricted Shares shall not be considered shares of Company Common Stock for purposes of Article II.

(c)           Each performance stock unit granted under any Company Stock Plan or otherwise (each a “Company PSU”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Company Stock Plan, the award agreement pursuant to which such Company PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement), (ii) be converted into a number of performance stock units in respect of shares of Parent Common Stock, in an amount equal to the Per Share Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Company Stock Plan, the award agreement pursuant to which such Company PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

(d)           Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Company Common Stock granted under any Company Stock Plan or otherwise, including any such units held in participant accounts under any employee benefit or compensation plan or arrangement of the Company, other than a Company PSU (each a “Company RSU”), that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Company Stock Plan, the award agreement pursuant to which such Company RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan), (ii) be converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of Parent Common Stock, in an amount equal to the Per Share Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Company Stock Plan, the award agreement pursuant to which such Company RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan).

(e)           At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, and Parent, the Parent Board, and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any necessary consents and providing any necessary notices, to effectuate the provisions of Section 1.7(a) through Section 1.7(d).

Section 1.8                    Tax Consequences.  For U.S. federal income tax purposes, it is intended that the Mergers, taken together, shall constitute a “reorganization” within the meaning of Section 368 of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

Section 2.1                    Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be mutually agreed by Parent and the Company (the “Exchange Agent”), which agreement shall provide that Parent shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, an aggregate number of shares of Parent Common Stock and cash (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) representing the aggregate Merger Consideration. If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Exchange Agent additional funds in an amount equal to the amount of Cash Consideration payable with respect to such shares pursuant to Section 2.6.

Section 2.2                    Delivery of Merger Consideration.

(a)           Promptly following the Effective Time, and in any event no later than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of certificate(s) representing shares of Company Common Stock who theretofore has not submitted such holder’s Election Form pursuant to Section 2.3 (all such certificates, together with certificate(s) representing shares of Company Common Stock previously submitted with an Election Form, “Certificates”) (i) a letter of transmittal (which shall specify to the holders of Certificates that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent in a form to be mutually agreed upon by Company and Parent (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) for shares in exchange for the Merger Consideration, any amounts in respect of fractional shares of Parent Common Stock in accordance with Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b)           Upon surrender by a holder of Company Common Stock to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal or, to the extent received prior to the Election Deadline, a properly completed Election Form, such holder of Company Common Stock will be entitled to receive (and Parent shall cause the Exchange Agent to deliver to each such holder) promptly after the Effective Time, and in any event no later than five (5) Business Days after the Effective Time, the Merger Consideration and any amounts in respect of fractional shares of Parent Common Stock in accordance with the procedures set forth in this Article II in respect of the Company Common Stock represented by such holder’s Certificate(s).  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(c)           No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate (or affidavits of loss in lieu of such Certificate as provided in Section 2.2(g)) in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of Parent Common Stock issuable with respect to such Certificate.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Stock that was issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, such Certificates shall be canceled and exchanged for the Merger Consideration (and amounts in respect of fractional shares of Parent Common Stock in accordance with Section 2.2(e)).

(e)           No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates.  Each holder of Company Common Stock that would otherwise be entitled to a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.2(i)) equal to such holder’s proportionate interest in the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.2(e), on behalf of all such holders, of the Excess Securities.  As soon as reasonably practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of shares of Parent Common Stock into which the Company Common Stock was converted pursuant to Section 1.6(a)(iii) over (y) the aggregate number of whole shares of Parent Common Stock to which the former holders of Company Common Stock are entitled pursuant to Section 1.6(a)(iii) (such excess being herein called the “Excess Securities”) and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on NASDAQ.  The sale of the Excess Securities by the Exchange Agent shall be executed on NASDAQ through one or more member firms of NASDAQ and shall be executed in round lots to the extent practicable.  The Exchange Agent shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities.  Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of the Company, the Exchange Agent shall hold such proceeds and dividends in trust for such former stockholders.  As soon as reasonably practicable after the determination of the amount of cash to be paid to former stockholders of the Company for any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

(f)            Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company as of the first (1st) anniversary of the Effective Time may, at Parent’s option, be paid to Parent (together with any dividends in respect thereof).  In such event, any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any amounts in respect of any fractional shares and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each such share of Company Common Stock such former holder holds as determined pursuant to this Agreement, without any interest thereon.  The Exchange Agent will notify Parent prior to the time that any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws and, at Parent’s option, such portion shall be paid to Parent.  Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h)           The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(f) and any losses resulting from such investments will be made up by Parent to the extent that such losses cause the total amount of cash in the Exchange Fund to fall below the amount necessary to pay the cash portion of the Merger Consideration.

(i)            Parent, the Company, the Intermediate Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person such amounts as Parent, the Company, the Intermediate Surviving Entity and the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of applicable federal, state, local or foreign tax Law.  To the extent that amounts are so withheld by Parent, the Company, the Intermediate Surviving Entity or the Exchange Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 2.3                    Election Procedures.

(a)           A Letter of Transmittal, an election form and other appropriate and customary transmittal materials in such form as Parent and the Company shall mutually agree (the “Election Form”) shall be mailed thirty-five (35) days prior to the anticipated Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b)           Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) and (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes no election to receive the Per Share Stock Consideration or the Per Share Cash Consideration (the “No Election Shares”).  Any Company Common Stock (other than Dissenting Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the thirtieth (30th) day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”) shall be deemed to be No Election Shares.

(c)           The Company shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline.

(d)           Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials (including a Letter of Transmittal) included in the Election Form.  Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and the Company shall cause the applicable Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Company or the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)           Notwithstanding any other provision contained in this Agreement, (i) the quotient of (A) the aggregate dollar value of the Stock Consideration (assuming that each share of Parent Common Stock has a value of $14.04) and (B) the Aggregate Total Consideration (the “Stock Percentage”) shall equal 42% (the “Required Stock Percentage”) and (ii) the quotient of (A) Cash Consideration plus aggregate Dissenting Stockholder Consideration (assuming the amount payable for each Dissenting Share is equal to the Per Share Cash Consideration) and (B) the Aggregate Total Consideration (the “Cash Percentage”) shall equal 58% (the “Required Cash Percentage”).

(f)            Notwithstanding any other provision contained in this Agreement, (i) the maximum number of shares of Company Common Stock that may be converted into the right to receive Stock Consideration shall be equal to the Required Stock Percentage of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) immediately prior to the Effective Time (the “Maximum Stock Shares”) and (ii) the maximum number of shares of Company Common Stock that may be converted into the right to receive Cash Consideration and Dissenting Stockholder Consideration shall be equal to the Required Cash Percentage of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) immediately prior to the Effective Time (the “Maximum Cash Shares”).

(g)           Within three (3) Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the former holders of Company Common Stock of rights to receive the Merger Consideration as follows:

(i)            Cash Oversubscribed.  If the total number of the Cash Election Shares plus the Dissenting Shares would cause the Cash Percentage to exceed the Required Cash Percentage, then:

(A)          all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B)          each of the holders of Cash Election Shares shall have an amount of their Cash Election Shares (the “Stock Designated Shares”) equal to the product of (x) the number of Cash Election Shares held by such holder and (y) one (1) minus a fraction, the numerator of which is a number equal to the number of Maximum Cash Shares minus the number of Dissenting Shares and the denominator of which is the total number of Cash Election Shares, converted into the right to receive the Per Share Stock Consideration; and

(C)          the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii)           Stock Oversubscribed.  If the total number of the Stock Election Shares would cause the Stock Percentage to exceed the Required Stock Percentage, then:

(A)          all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B)          each of the holders of Stock Election Shares shall have an amount of their Stock Election Shares (the “Cash Designated Shares”) equal to the product of (x) the number of Stock Election Shares held by such holder and (y) one (1) minus a fraction, the numerator of which is the Maximum Stock Shares and the denominator of which is the total number of Stock Election Shares, converted into the right to receive the Per Share Cash Consideration; and

(C)          the Stock Election Shares that are not Cash Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

(iii)          Neither Cash nor Stock Oversubscribed.  If the total number of the Stock Election Shares is less than the Maximum Stock Shares and the total number of the Cash Election Shares plus the Dissenting Shares is less than the Maximum Cash Shares (the amount by which the Maximum Cash Shares exceeds the total number of Cash Election Shares, the “Shortfall Number”), then:

(A)          all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B)          all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(C)          each of the holders of No Election Shares shall have an amount of their No Election Shares (the “No Election Cash Designated Shares”) equal to the product of (x) the number of No Election Shares held by such holder and (y) a fraction, the numerator of which is a number equal to the Shortfall Number minus the number of Dissenting Shares and the denominator of which is the total number of No Election Shares, converted into the right to receive the Per Share Cash Consideration; and

(D)          the No Election Shares that are not No Election Cash Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

For the avoidance of doubt, for purposes of this Section 2.3, Company Restricted Shares shall not be treated as Company Common Stock.

Section 2.4                    Adjustments.  Subject to the provisions of Section 5.1 and Section 5.2, in the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, merger, subdivision, exchange, or other similar transaction, the Merger Consideration shall be equitably adjusted as appropriate.

Section 2.5                    Uncertificated Shares.  In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article II as are necessary or appropriate to implement the same purpose and effect that this Article II has with respect to shares of Company Common Stock that are represented by Certificates.

Section 2.6                    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Mergers (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (“Dissenting Stockholder Consideration”) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, and such shares shall be treated as Cash Election Shares under this Agreement and shall not be subject to the provisions of Section 2.3(g). The Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Stockholders’ rights of appraisal, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL, so long as Parent does not create any pre-Closing obligations of the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section and any disclosure in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties, or covenants as is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Parent Entities as follows:

Section 3.1                    Organization, Standing and Power.

(a)           The Company and each of its Subsidiaries (i) is a limited liability company, limited partnership or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) has all requisite corporate, limited partnership or limited liability company power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Each of the Company and its Subsidiaries is, and at the Effective Time will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Company Vessels in the trade of the United States in which they operate.

(b)           The Company has previously furnished to Parent a true and complete copy of the organizational and governing documents of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any provision of its organizational or governing documents.

Section 3.2                    Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Parent Voting Agreement and the Company Voting Agreement and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the Parent Voting Agreement and the Company Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company Board, and, subject to the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to approve this Agreement, the Parent Voting Agreement or the Company Voting Agreement or to consummate the transactions contemplated hereby or thereby, subject in the case of the consummation of the Mergers to receipt of the Company Stockholder Approval and the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL and DLLCA.  This Agreement, the Parent Voting Agreement and the Company Voting Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the applicable Parent Entities and any other parties hereto and thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).  As of the date hereof, the Company Board, at a meeting duly called at which all of the directors of the Company were present, has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.

Section 3.3                    No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the organizational or governing documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)           The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require the Company to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any governmental or regulatory authority (including any stock exchange and any Gaming Authority), agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of NASDAQ, (v) the filing with the Delaware Secretary of State of the Certificates of Merger as required by the DGCL and DLLCA, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.4                    Certain Information.  None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Mergers will be registered with the SEC (the “Registration Statement”) will, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The information supplied or to be supplied by the Company or its Representatives for inclusion in the joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders Meeting but excluding any portion thereof based on information supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to the Company and its Subsidiaries which is provided by the Company or its Representatives in any document filed with any Gaming Authorities in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any of its Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 3.5                    Litigation.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2013, challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of the Company and its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

Section 3.6                    Ownership and Operations of the Company.

(a)           The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, 2,000,000 shares of preferred stock and 3,000,000 shares of Class B common stock, par value $0.01 per share. As of September 16, 2016, (i) 42,066,148 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 763,085 shares of Company Common Stock were held in treasury, (iii) an aggregate of 734,953 shares of Company Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plan, (iv) an aggregate of 249,648 Company PSUs were outstanding issued pursuant to the Company Stock Plan (assuming achievement of target performance goals with respect to all such Company PSUs), (v) an aggregate of 189,341 Company RSUs were outstanding issued pursuant to the Company Stock Plan, and (vi) an aggregate of 128,316 Company Restricted Shares were outstanding issued pursuant to the Company Stock Plan. No shares of preferred stock or Class B common stock are issued and outstanding. Except as set forth above and except for changes since September 16, 2016 resulting from the exercise or settlement of Company Stock Options, Company PSUs or Company RSUs outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company (except for securities reserved for issuance under any Company Stock Plan) or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (except for securities reserved for issuance under any Company Stock Plan), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are (1) owned by the Company or another wholly-owned Subsidiary of the Company and (2) free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations or business of the Company or any of its Subsidiaries.

(b)           As of September 16, 2016: (i) 734,953 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Stock Options; (ii) 128,316 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Restricted Shares; (iii) 249,648 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company PSUs (assuming achievement of target performance goals with respect to all such Company PSUs); (iv) 189,341 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSUs; and (v) 2,669,732 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Stock Plan (assuming achievement of target performance goals with respect to all applicable Company PSUs). Section 3.6(b) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Stock Option, Company Restricted Share, Company PSU and Company RSU outstanding as of September 16, 2016, together with the following information: (A) the particular plan (if any) pursuant to which such Company Stock Option, Company Restricted Share, Company PSU or Company RSU was granted; (B) the name of the holder of such Company Stock Option, Company Restricted Share, Company PSU or Company RSU; (C) the number of shares of Company Common Stock subject to such award; (D) the per share exercise price (if any) of such Company Stock Option; (E) the date on which such Company Stock Option, Company Restricted Share, Company PSU or Company RSU was granted; (F) the date on which such Company Stock Option expires; (G) whether a Company Stock Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (H) any applicable deferral features. Except for those listed in Section

3.6(b) of the Company Disclosure Letter, there are no outstanding or authorized equity-based or equity-linked awards with respect to the Company or the Company Common Stock.

(c)           Section 3.6(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and for each such Subsidiary, its state of organization, entity type, and outstanding number and type of membership interests, shares of capital stock or other equity interests.  Each of the outstanding shares of capital stock of (or other equity interest in) each of the Company’s Subsidiaries is (except as provided in such Subsidiary’s operating agreement or comparable governing document) duly authorized, validly issued, fully paid and non-assessable and all such shares are (1) owned by the Company or another wholly-owned Subsidiary of the Company, and (2) free and clear of all Liens of any nature whatsoever, except for those provided in such Subsidiary’s operating agreement or comparable governing document.

Section 3.7                    SEC Reports; Financial Statements.

(a)           The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2013 (all such forms, reports, statements, certificates and other documents filed since January 1, 2013 and prior to the date hereof, collectively, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(b)           The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2016 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since April 24, 2016 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)           Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct.

(d)           The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e), and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)           The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended April 24, 2016, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of April 24, 2016.  To the knowledge of the Company, since April 25, 2016, none of the Company, its Subsidiaries or the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries; (B) any illegal act or fraud related to the operations or business of the Company or its Subsidiaries, whether or not material, that involves the Company’s management; or (C) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of the Company, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(g)           The Company is in compliance in all respects with the applicable rules, regulations and applicable listing requirements of NASDAQ, and has not since January 1, 2013 received any notice asserting any non-compliance with any of the foregoing.

Section 3.8                    No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued or contingent, of a nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet on Form 10-K for the fiscal year ended April 24, 2016 filed with the SEC, (b) incurred in the ordinary course of business since the date of such balance sheet, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement.  Since April 25, 2016, neither the Company nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, obligations (including contingent obligations), or other relationships with other Persons that may have a current or future material effect on financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company and its Subsidiaries.

Section 3.9                    Absence of Certain Changes or Events. Since April 25, 2016 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect on the Company.

Section 3.10                  Vote/Approval Required.  Assuming the presence of a quorum at the Company Stockholders Meeting, this Agreement will be adopted upon the receipt of the approval of the adoption of this Agreement by the affirmative vote of two-thirds of the voting power of the Company, voting as a single class, in person or by proxy, at the Company Stockholders Meeting (the “Company Stockholder Approval”).  No other vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement, the Mergers or the other transactions contemplated hereby.

Section 3.11                  Compliance with Laws.  Except with respect to Taxes, ERISA, labor matters and environmental matters (which are the subject of Section 3.14, Section 3.15, (a) and Section 3.17, respectively) and Gaming Laws, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except with respect to Environmental Laws (which are the subject of Section 3.17), the Company and its Subsidiaries have been and are in compliance with all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers nor, to the Company’s knowledge, any of their respective employees or agents for or on behalf of the Company or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) or any rules or regulations thereunder or any other applicable Laws or any conventions to which the Company and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

Section 3.12                  Licensability.  None of the Company, any of its Subsidiaries, any of their respective officers, directors, partners, managers, members, principals or Affiliates that will be included in the process of determining the suitability of the Company for a Gaming Approval by a Gaming Authority, or, to the Company’s knowledge, any holders of the Company’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons collectively, the “Company Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority.  The Company, its Subsidiaries, and each of their respective Company Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Company Licensed Parties”) is in good standing in each of the jurisdictions in which such Company Licensed Party owns, operates, or manages gaming facilities.  To the Company’s knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Company Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Company Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Mergers.

Section 3.13                  Compliance with Gaming Laws.

(a)           Each of the Company Licensed Parties, and to the Company’s knowledge, each of the Company Licensed Parties’ directors, officers, partners, managers, members and Persons performing management functions similar to those performed by officers, partners, or managers (collectively, “Company Management Principals”), holds all Gaming Approvals and all such Permits as are necessary to conduct the business and operations of the Company Licensed Parties as currently conducted, each of which is in full force and effect in all respects, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company.  Neither the Company, nor any of the Company Licensing Affiliates, has received notice of any investigation or review by any Gaming Authority or other Governmental Entity with respect to the Company, any Company Licensing Affiliates or Company Management Principals that is pending, and, to the knowledge of the Company, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not reasonably be likely to have a Material Adverse Effect on the Company.

(b)           No Company Licensed Party, and no Company Licensing Affiliate or Company Management Principal of any Company Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $25,000 or more.  To the knowledge of the Company, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval or other license, finding of suitability, registration, permit or approval of the Company Licensed Parties or any of their respective Company Licensing Affiliates or Company Management Principals. None of the Company Licensed Parties, and none of their respective Company Licensing Affiliates or Company Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any Permit.

Section 3.14                  Taxes.

(a)           All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.  There is no outstanding material claim in writing by any Governmental Entity where the Company or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)           Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by the Company or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Company SEC Documents.

(c)           No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)           There are no proceedings (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material amount of Tax.  None of the Company or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).  None of the Company or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2) or (6).

(e)           None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax Law) executed on or prior to the Closing Date without the consent of Parent.

(f)            None of the Company or any of its Subsidiaries has taken or agreed to take any action nor is the Company aware of any agreement, plan or other circumstances that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 3.15                  Benefit Plans.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to compensation or benefits or the Company or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) the Form 5500 for the 2014 plan year (and attached schedules) and, when available, the Form 5500 for the 2015 plan year (and attached schedules).

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, and (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all contributions required to be made under the terms of any Company Plan have been timely made.

(d)           Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

(e)           No Company Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(f)            None of the Company, its Subsidiaries, or any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), has any liability under Title IV of ERISA which has not been satisfied in full, other than with respect to a Multiemployer Plan.

(g)           No Company Plan provides, or reflects or represents any liability of any of the Company and its Subsidiaries to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other similar Law, and none of the Company, any of its Subsidiaries or any entity, trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries, would be deemed an ERISA Affiliate has any material liability as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)           No Company Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with another event).

(i)            No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any individuals under any Company Plan will be an “excess parachute payment,” as such term is defined in Section 280G(b)(1) of the Code.  The Company has not taken any action with respect to 2016 annual incentive awards and/or 2017 annual incentive awards that would cause such awards to be nondeductible under Section 162(m) of the Code.  The Company is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no Actions, audits or inquiries pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any, or with respect to, any Company Plan or fiduciary thereto or against the assets of any such Company Plan.

(k)           No Company Plan is maintained outside of, or for the benefit of any individuals outside of, the United States.  No Company Plan is subject to the Laws of a jurisdiction outside of the United States.

(l)            Other than as set forth in Section 3.15(l) of the Company Disclosure Letter, none of the Company or any of its ERISA Affiliates has any liability with respect to any Multiemployer Plan.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, in the case of any Multiemployer Plan with respect to which the Company or any of its ERISA Affiliates has any liability, (i) none of the Company or any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) none of the Company or any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that any such plan is or has been funded at a rate less than required under Section 412 of the Code, or that any such plan is insolvent and (iii) all contributions required to be made under the terms thereof (or the applicable collective bargaining agreement) by the Company or any of its ERISA Affiliates have been timely made.

Section 3.16                  Labor Matters.

(a)           The employment of each current employee of the Company or any of its Subsidiaries (each, a “Company Employee”) is terminable by the Company and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to the Company or its Subsidiaries, as applicable.

(b)           The Company and each of and its Subsidiaries is in compliance in all material respects with all applicable visa and work permit requirements with respect to any Company Employee.

(c)           The Company and each of and its Subsidiaries is in compliance in all material respects with all applicable employee licensing requirements and has used its reasonable best efforts to ensure that each Company Employee, consultant, contractor or other non-employee service provider who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current and valid form.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2013, the Company and each of and its Subsidiaries has complied (and is currently in compliance) with all applicable Laws, orders, judgments, injunctions, rules, decrees and Contracts (if any) with respect to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 (the “WARN Act”) or any other comparable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts gaming operations.

(e)           (i) As of the date hereof, none of the Company’s or any of its Subsidiaries’ current officers or senior property managers has given the Company or any of its Subsidiaries, as applicable, written notice terminating his or her employment with the Company or such Subsidiary or terminating his or her employment upon a sale of, or business combination relating to, the Company or such Subsidiary; (ii) to the knowledge of the Company, no Company Employee, consultant, or contractor is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other contract with any third Person, or subject to any order, judgment, injunction, rule or decree, which in each case, individually or in the aggregate, would reasonably be expected to have any material adverse effect on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or such Subsidiary, or (B) the Company’s or such Subsidiary’s business or operations; and (iii) to the knowledge of the Company, no current Company Employee, consultant, contractor or any other non-employee service provider is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Company Employee, consultant, contractor or any other non-employee service provider to be employed or retained by the Company or such Subsidiary.

(f)            Neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union contract with any labor union, works council, labor organization or employee representatives or other representative bodies, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.  To the knowledge of the Company, since January 1, 2013, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, Company Employee or group of Company Employees to organize any employees including, but not limited to, the solicitation of cards from Company Employees to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition.  There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, labor organization or employee representatives or other representative bodies in order to consummate the Mergers or other transactions contemplated herein. There is not now, nor has there been since January 1, 2013, any strike, slowdown, work stoppage, lockout or other labor dispute, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2013, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, and (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2013, have been, in compliance with all applicable Laws governing the classification of Company Employees, consultants, independent contractors and other service providers as independent contractors and employees and, where applicable, exempt or non-exempt.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened involving any Company Employee, consultant, contractor or any other non-employee service provider or group thereof, and (ii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any Company Employee, consultant, or independent contractor.

Section 3.17                  Environmental Matters.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or as set forth in Section 3.17 of the Company Disclosure Letter,  (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits currently required under such Environmental Laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Materials of Environmental Concern were present under any property formerly owned or operated by or from the Company or any of its Subsidiaries during the period of time any such property was owned or operated by or from the Company or any of its Subsidiaries; (iii) in the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or any similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) in the past three (3) years, neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any Action, relating to noncompliance with any Environmental Laws or any other liabilities arising under, relating to, or pursuant to Environmental Laws (“Environmental Action”), and, to the knowledge of the Company, (x) no Environmental Action has been threatened in writing and (y) there are no facts, circumstances, or conditions that could reasonably be expected to give rise to an Environmental Action. To the knowledge of the Company, the Company has made available to Parent on the Datasite true copies of material documentation in its possession related to items identified on Section 3.17 of the Company Disclosure Letter.

(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement made by the Company with respect to Environmental Laws or Materials of Environmental Concern.

Section 3.18                  Contracts.

(a)           Except for Contracts previously filed with the SEC and Company Plans, Section 3.18 of the Company Disclosure Letter identifies each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) that constitutes a Company Material Contract (as defined below) (other than Company Material

Contracts described in (a)(ii) below), an accurate and complete copy of each of which (other than Company Material Contracts described in (a)(ii) below) has been provided or made available to Parent by the Company on the Datasite.  For purposes of this Agreement, each of the following Contracts that is unexpired and effective as of the date of this Agreement and under which the Company or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Company Material Contract”:

(i)                any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)               any Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $300,000 in the aggregate for the remainder of the stated term of such Contract, other than those that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days’ notice and without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)              any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $300,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice;

(iv)             any Contract limiting, in any respect, the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in the Business in any market or geographic area, or to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries;

(v)              (A) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof) any real property that by the Contract’s terms requires payment or receipt of payment, as the case may be, in excess of $300,000, and (B) any executory Contract for the sale or purchase of any real property;

(vi)             any Contract with any of the Company’s or any of its Subsidiaries’ officers, directors, employees, principal stockholders or Persons who, to the knowledge of the Company, are controlled thereby, or, to the knowledge of the Company, any member of such Persons’ immediate families, other than (A) any written employment, consulting or management services agreement or other compensation or benefit plan with the Company, or (B) the Company’s or its Subsidiaries’ written employee policies and procedures;

(vii)            any Contract pursuant to which any third Person is licensed to use any Intellectual Property owned by the Company or any of its Subsidiaries, and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed to use any Intellectual Property, other than Contracts for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for an amount not in excess of $300,000 in any case over the term of the applicable Contract;

(viii)           any Contract with any labor union; or

(ix)             any Contract obligating the Company to manage any gaming assets on behalf of an unrelated third party.

(b)           Each Company Material Contract is valid and in full force and effect, and is enforceable against the Company and its Subsidiaries (and to the knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except to the extent that they have previously expired in accordance with their terms, or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations or business of the Company and its Subsidiaries, taken as a whole, and subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)           (i) Neither the Company nor its Subsidiaries has materially violated or materially breached, or committed any material default under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any default under, any Company Material Contract; and (iii) neither the Company nor its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible material violation or material breach of, or default under, any Company Material Contract.

Section 3.19                  Insurance.  (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect, and (c) neither the Company nor any of its Subsidiaries is in material breach or default of, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy.

Section 3.20                  Real Property; Vessels.

(a)           Section 3.20(a) of the Company Disclosure Letter contains a list of each parcel of real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”).  The Company (and any Subsidiary of the Company, as applicable) has good, valid and marketable title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. None of the Company or any Subsidiary has leased or licensed any portion of the Company Owned Real Property. Neither the Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal or other contractual obligation to purchase, acquire, sell or dispose of the Company Owned Real Property or any portion thereof or interest therein.

(b)           Section 3.20(b) of the Company Disclosure Letter contains a list of each parcel of real property (the “Company Leased Real Property” and, together with the Company

Owned Real Property, the “Company Real Property”) subject to a lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of the Company and its Subsidiaries with respect to such Company Leased Real Property (collectively, the “Company Leases”).  The Company has made available to Parent true and correct copies of all Company Leases (including all amendments thereto), and the Company Leases set forth on Section 3.20(b) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and each landlord or sublandlord (as applicable), on the other hand, with respect to the applicable Company Leased Real Property. With respect to the Company Leased Real Property:

(i)                the Company Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) valid, binding and enforceable with respect to the Company or a Subsidiary, as applicable, and, to the Company’s knowledge, the other parties thereto, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law.  There does not exist (x) under any Company Lease any material default by the Company or any Subsidiary or, to the Company’s knowledge, by any other Person, or (y) any event that, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary or, to the Company’s knowledge, by any other Person;

(ii)               the consummation of the transactions contemplated by this Agreement will not, in connection with such Company Leases, cause a breach or default with respect to any Company Lease; and

(iii)              the Company or a Subsidiary of the Company is the holder of the tenant’s interest under each of the Company Leases and neither the Company nor any Subsidiary has assigned the Company Leases or subleased all or any portion of the premises leased thereunder.  The Company has not made any alterations, additions or improvements to the premises leased under the Company Leases that are expressly required to be removed pursuant to the applicable Company Lease at the termination of the applicable Company Lease term.

(c)           Section 3.20(c) of the Company Disclosure Letter contains a list of each vessel and such list includes all vessels used by the Company and its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business (each such vessel, a “Company Vessel”). Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, (i) each Company Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) the Company Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of the Company and its Subsidiaries, and (iii) to the Company’s knowledge, the improvements situated on the Company Vessels are free from structural defects and violations of Laws applicable thereto.

Section 3.21                  Intellectual Property.

(a)           Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered IP.  To the knowledge of the Company, no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened with respect to any of the Company Registered IP.  All Company Registered IP is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b)           The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets of the Company and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the knowledge of the Company, there has been no misappropriation or unauthorized access, use, modification or breach of security of Trade Secrets maintained by or on behalf of the Company or any of its Subsidiaries.

(c)           To the knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any third Person in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business and operations of the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring or has occurred, which notice or claim remains pending or unresolved, and that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business and operations of the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries has issued any notice or claim since January 1, 2013 that a third Person is misappropriating or infringing any Owned Company Intellectual Property and, to the knowledge of the Company, no third Person is misappropriating or infringing any Owned Company Intellectual Property. No Owned Company Intellectual Property is subject to any outstanding order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Owned Company Intellectual Property to any Person other than non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities.  All of the Company Intellectual Property that is necessary to the business or operations of the Company and its Subsidiaries, taken as a whole, and that is not Owned Company Intellectual Property is duly and validly licensed to the Company or its Subsidiaries pursuant to a valid and enforceable Contract.  For avoidance of doubt, the preceding sentence does not constitute a representation or warranty with respect to non-infringement of

Patents of any third Person, which is addressed separately in Section 3.21(c).  Following the Closing, the Final Surviving Entity will own or have, and will be permitted to exercise, the same rights that the Company and its Subsidiaries had immediately prior to the Closing with respect to Intellectual Property and Intellectual Property Rights (other than off-the-shelf computer programs), in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole, without the payment of any additional amounts or consideration (other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise have been required to pay had this Agreement not been entered into and the transactions not occurred).

(e)           To the knowledge of the Company, the Company and each Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage and unauthorized access, use, modification or other misuse.  To the knowledge of the Company, there has been no material loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole.  To the knowledge of the Company, since January 1, 2013, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of any of the Company or its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole.  Neither the execution, delivery or performance of this Agreement or the consummation of the Mergers or other transactions contemplated hereby will, or reasonably would be expected to, result in any material violation of any privacy policy of the Company and its Subsidiaries or any applicable Law pertaining to privacy, data security or Personal Information.

Section 3.22                  Affiliate Transactions.  Except for directors’ and employment-related Company Material Contracts identified in Section 3.18 of the Company Disclosure Letter, as of the date hereof, no executive officer or director of the Company (a) is a party to any Company Material Contract with, or binding upon, the Company or any of its Subsidiaries or any of their respective properties or assets, (b) has any interest in any property owned by the Company or any of its Subsidiaries or (c) has engaged in any of the foregoing transactions within the last twelve (12) months.

Section 3.23                  State Takeover Statutes.  None of the requirements or restrictions of any “fair price,” “moratorium,” “acquisition of controlling interest,” “combinations with interested stockholders” or similar anti-takeover Law (collectively, the “Takeover Laws”) enacted in any state in the United States applies to this Agreement or to any of the transactions contemplated hereby, including the Mergers.

Section 3.24                  Brokers.  No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC, is entitled to any broker’s, finder’s,

financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a complete and correct copy of all contracts between the Company and Credit Suisse Securities (USA) LLC pursuant to which Credit Suisse Securities (USA) LLC would be entitled to any payment relating to the Mergers or other transactions contemplated herein or otherwise.

Section 3.25                  Opinion of Financial Advisor. Credit Suisse Securities (USA) LLC has rendered its opinion to the Company Board to the effect that, as of the date of the meeting of the Company Board at which this Agreement was approved by the Company Board and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion (to be subsequently confirmed in writing), the aggregate Merger Consideration to be collectively received by holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of shares of Company Common Stock.

Section 3.26                  No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, the Parent Entities acknowledge that none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE PARENT ENTITIES

Except as disclosed in the Parent SEC Documents filed since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section and any disclosure in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties, or covenants as is reasonably apparent on the face of such disclosure), the Parent Entities jointly and severally represent and warrant to the Company as follows:

Section 4.1                    Organization, Standing and Power.

(a)           Parent and each of its Subsidiaries (i) is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) has all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.  Each of Parent and its Subsidiaries is, and at the Effective Time will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Parent Vessels in the trade of the United States in which they operate.

(b)           Parent has previously furnished to the Company a true and complete copy of the organizational and governing documents of Parent and each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Neither Parent nor any of its Subsidiaries is in violation of any provision of its organizational or governing documents.

Section 4.2                    Authority.  Each Parent Entity has all necessary corporate power and authority to execute and deliver this Agreement, the Company Voting Agreement and the Parent Voting Agreement and, subject to the receipt of the Parent Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Parent Entities, and the execution, delivery and performance by Parent of the Company Voting Agreement and the Parent Voting Agreement and the consummation by the Parent Entities of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or sole member, as applicable, of each Parent Entity (including the Parent Board), and, subject to the receipt of the Parent Stockholder Approval, no other corporate proceedings on the part of any Parent Entity are necessary to approve this Agreement, the Company Voting Agreement or the Parent Voting Agreement or to consummate the transactions contemplated hereby or thereby, subject in the case of the consummation of the Mergers to receipt of the Parent Stockholder Approval and the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL and DLLCA.  The Parent Board has (i) unanimously determined that this Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Mergers are in the best interests of Parent and its stockholders, (ii) approved the execution, delivery and performance of this Agreement (including the Merger and the Share Issuance), the Company Voting Agreement and the Parent Voting Agreement and (iii) resolved to recommend the approval by its stockholders of the Share Issuance and to submit the Share Issuance to the stockholders of Parent for approval. This Agreement has been duly executed and delivered by each Parent Entity, and the Company Voting Agreement and the Parent Voting Agreement has been duly executed and delivered by Parent, and, in each assuming the due authorization, execution and delivery by the Company and any other parties hereto or thereto, constitutes a valid and binding obligation of each Parent Entity, as applicable, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).  The Parent Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Parent necessary to approve the Share Issuance, this Agreement, the Mergers or the other transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub A and the sole member of Merger Sub B, has, by written consent, duly and unanimously approved this Agreement, the Mergers or the other transactions contemplated hereby in accordance with the DGCL and the DLLCA, as applicable, which written consent has not been subsequently rescinded, modified or withdrawn in any way. No other vote or consent of the holders of any class or series of capital stock or other securities of Merger Sub A and Merger Sub B is necessary to approve this Agreement, the Mergers or the other transactions contemplated hereby.

Section 4.3                    No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the transactions contemplated hereby, do not and will not (i) conflict with or violate the organizational or governing documents of any Parent Entity, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Parent Material Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent Entities.

(b)           The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the transactions contemplated hereby, do not and will not require the Parent Entities to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of NASDAQ, (v) the filing with the Delaware Secretary of State of the Certificates of Merger as required by the DGCL and DLLCA, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent Entities.

Section 4.4                    Certain Information.  None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The information supplied or to be supplied by Parent or its Representatives for inclusion in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Parent and at the time of any meeting of Parent stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or its Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to Parent and its Subsidiaries which is provided by Parent or its Representatives in any document filed with any Gaming Authorities in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Parent Entities make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4.5                    Litigation.  Except as would not reasonably be expected to have a Material Adverse Effect on the Parent Entities, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2013, challenged or questioned in writing the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of Parent and its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

Section 4.6                    Ownership and Operations of Parent Entities.

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.00001 per share. As of September 16, 2016, (i) 47,105,744 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) zero (0) shares of Parent Common Stock were held in treasury, (iii) an aggregate of 179,300 shares of Parent Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Parent Stock Options issued pursuant to the Parent Stock Plan, (iv) zero (0) shares of Parent Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Parent stock appreciation rights issued pursuant to the Parent Stock Plan and (v) an aggregate of 993,502 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding Parent RSUs issued pursuant to the Parent Stock Plan. Except as set forth above and except for changes since September 16, 2016 resulting from the exercise or settlement of Parent Stock Options or Parent RSUs outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Parent, (2) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent (except for securities reserved for issuance under any Parent Stock Plan) or (3) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (except for securities reserved for issuance under the Parent Stock Plan), (B) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are (1) owned by Parent or another wholly-owned Subsidiary of Parent, and (2) free and clear of all Liens of any nature whatsoever, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations or business of Parent or any of its Subsidiaries.

(b)           Each of Merger Sub A and Merger Sub B is a wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Mergers.  Since the date of their respective incorporation or organization, as applicable, and prior to the Effective Time, except for obligations or liabilities incurred in connection with each of their incorporation or organization, as applicable, and the transactions contemplated by this Agreement, each of Merger Sub A and Merger Sub B has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(c)           Section 4.6(c) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent and for each such Subsidiary, its state of organization, entity type, and outstanding number and type of membership interests, shares of capital stock or other equity interests.  Each of the outstanding shares of capital stock of (or other equity interest in) each of Parent’s Subsidiaries is (except as provided in such Subsidiary’s operating agreement or comparable governing document) duly authorized, validly issued, fully paid and non-assessable and all such shares are (1) owned by Parent or another wholly-owned Subsidiary of Parent, and (2) free and clear of all Liens of any nature whatsoever, except for those provided in such Subsidiary’s operating agreement or comparable governing document.

(d)           As of the date of this Agreement, except as otherwise required by this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock, membership interests or other voting securities of Merger Sub A or Merger Sub B, (2) securities of Merger Sub A or Merger Sub B convertible into or exchangeable for shares of capital stock, membership interests or voting securities of Merger Sub A or Merger Sub B or (3) options or other rights to acquire from Merger Sub A or Merger Sub B, and no obligation of Merger Sub A or Merger Sub B to issue any capital stock, membership interests, voting securities or securities convertible into or exchangeable for capital stock, membership interests or voting securities of Merger Sub A or Merger Sub B, (B) there are no outstanding obligations of Merger Sub A or Merger Sub B to repurchase, redeem or otherwise acquire any of its capital stock, membership interests, voting securities or securities convertible into or exchangeable for its capital stock, membership interests or voting securities, and (C) there are no options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, membership interests or other voting securities of Merger Sub A or Merger Sub B to which Merger Sub A or Merger Sub B is a party.

Section 4.7                    SEC Reports; Financial Statements.

(a)           Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2013 (all such forms, reports, statements, certificates and other documents filed since January 1, 2013 and prior to the date hereof, collectively, the “Parent SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied as to form in all respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Parent’s Subsidiaries is required to file periodic reports with the SEC.

(b)           The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.  The unaudited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2015 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)           Each of the principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and the statements contained in such certifications are true and correct.

(d)           Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e), and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)           Parent maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2015.  To the knowledge of Parent, since January 1, 2016, none of Parent, its Subsidiaries or Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent and its Subsidiaries; (B) any illegal act or fraud related to the operations or business of Parent or its Subsidiaries, whether or not material, that involves Parent’s management; or (C) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of Parent, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.

(g)           Parent is in compliance in all respects with the applicable rules, regulations and applicable listing requirements of NASDAQ, and has not since September 19, 2014 received any notice asserting any non-compliance with any of the foregoing.

Section 4.8                    No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued or contingent, of a nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC (b) incurred in the ordinary course of business since the date of such balance sheet, none of which, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement.  Since January 1, 2016, neither Parent nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, obligations (including contingent obligations), or other relationships with other Persons that may have a current or future material effect on financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of Parent and its Subsidiaries.

Section 4.9                    Absence of Certain Changes or Events.  Since January 1, 2016 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect on Parent.

Section 4.10                  Vote/Approval Required.  Assuming the presence of a quorum at the Parent Stockholders Meeting, the Share Issuance will be adopted upon the receipt of the  approval of the Share Issuance by the affirmative vote of a majority of the votes cast, in person or by proxy, by holders of Parent Common Stock (the “Parent Stockholder Approval”).  No other vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Share Issuance, this Agreement or the Mergers or the other transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub A and as the sole member of Merger Sub B (each of which shall have occurred prior to the Effective Time) are the only votes or consents of the holders of any class or series of capital stock of Merger Sub A or Merger Sub B necessary to approve this Agreement, the Mergers and the other transactions contemplated hereby.

Section 4.11                  Compliance with Laws. Except with respect to Taxes, ERISA, labor matters and environmental matters (which are the subject of Section 4.14, Section 4.15, Section 4.15(a) and Section 4.17, respectively) and Gaming Laws, Parent and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  Except with respect to Environmental Laws (which are the subject of Section 4.17), Parent and its Subsidiaries have been and are in compliance with all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  Neither Parent nor any of its Subsidiaries nor any of their respective directors or officers nor, to Parent’s knowledge, any of their respective employees or agents for or on behalf of Parent or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act or any rules or regulations thereunder or any other applicable Laws or any conventions to which Parent and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

Section 4.12                  Licensability.  None of Parent, any of its Subsidiaries, any of their respective officers, directors, partners, managers, members, principals or Affiliates that will be included in the process of determining the suitability of the Parent Entities for a Gaming Approval by a Gaming Authority, or, to Parent’s knowledge, any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons collectively, the “Parent Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority.  Parent, its Subsidiaries, and each of their respective Parent Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Parent Licensed Parties”) is in good standing in each of the jurisdictions in which such Parent Licensed Party owns, operates or manages gaming facilities.  To Parent’s knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Parent Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Parent Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Mergers.

Section 4.13                  Compliance with Gaming Laws.

(a)           Each of the Parent Licensed Parties, and to Parent’s knowledge, each of the Parent Licensed Parties’ directors, officers, partners, managers, members and Persons performing management functions similar to those performed by officers, partners or managers (collectively, “Parent Management Principals”), holds all Gaming Approvals and all such Permits as are necessary to conduct the business and operations of the Parent Licensed Parties as currently conducted, each of which is in full force and effect in all respects, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent.  No Parent Entity, nor any of their respective Parent Licensing Affiliates, has received notice of any investigation or review by any Gaming Authority or other Governmental Entity with respect to any Parent Entity, or any of their respective Parent Licensing Affiliates or Parent Management Principals that is pending, and, to the knowledge of Parent, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not reasonably be likely to have a Material Adverse Effect on Parent.

(b)           No Parent Licensed Party, and no Parent Licensing Affiliate or Parent Management Principal of any Parent Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $25,000 or more.  To the knowledge of Parent, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval or other license, finding of suitability, registration, permit or approval of the Parent Licensed Parties or any of their respective Parent Licensing Affiliates or Parent Management Principals.  None of the Parent Licensed Parties, and

none of their respective Parent Licensing Affiliates or Parent Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any Permit.

Section 4.14                  Taxes.

(a)           All material Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.  There is no outstanding material claim in writing by any Governmental Entity where Parent or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)           Neither Parent nor any of its Subsidiaries is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by Parent or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Parent SEC Documents.

(c)           No material Liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for Permitted Liens.

(d)           There are no proceedings (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries with respect to any material amount of Tax.  None of Parent or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).  None of Parent or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2) or (6).

(e)           None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by Parent or any Subsidiary prior to the Closing Date without the consent of the Company; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax Law) executed on or prior to the Closing Date without the consent of the Company.

(f)            None of Parent or any of its Subsidiaries has taken or agreed to take any action nor is Parent aware of any agreement, plan or other circumstances that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 4.15                  Benefit Plans.

(a)           Section 4.15(a) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Plan.  “Parent Plans” means each “employee benefit plan”

(within the meaning of Section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of Parent or its Subsidiaries has any present or future right to compensation or benefits or Parent or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a Multiemployer Plan.  With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the IRS, (iii) any summary plan description and other equivalent written communications by Parent or its Subsidiaries to their employees concerning the extent of the benefits provided under a Parent Plan and (iv) the Form 5500 for the 2014 plan year (and attached schedules) and, when available, the Form 5500 for the 2015 plan year (and attached schedules).

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (A) each Parent Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, and (B) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Parent Plan.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, all contributions required to be made under the terms of any Parent Plan have been timely made.

(d)           Each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Parent Plan.

(e)           In the case of any Parent Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and that is not a Multiemployer Plan, either (i) none of Parent, its Subsidiaries or any of their respective ERISA Affiliates has any liability under Title IV of ERISA which has not been satisfied in full or (i) (A) no steps have been taken to terminate such plan; (B) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA); (C) no event or condition has occurred which constitutes grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer such plan;  and (D) no event has occurred with respect to such plan which has resulted or would reasonably be expected to result a Lien being imposed on the assets of Parent or any of its ERISA Affiliates, in the case of clauses (A), (B), (C) or (D), that is reasonably likely to have a Material Adverse Effect on Parent.

(f)            Other than as set forth on Section 4.15(f) of the Parent Disclosure Letter, none of the Parent or any of its ERISA Affiliates has any liability with respect to any Multiemployer Plan.  Except as would not reasonably be expected to have a Material Adverse Effect on Parent, in the case of any Multiemployer Plan with respect to which Parent or any of its ERISA Affiliates has any liability, (i) none of Parent or any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) none of Parent or any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that any such plan is or has been funded at a rate less than required under Section 412 of the Code, or that any such plan is insolvent and (iii) all contributions required to be made under the terms thereof (or the applicable collective bargaining agreement) by Parent or any of its ERISA Affiliates have been timely made.

(g)           No Parent Plan provides, or reflects or represents any liability of any of Parent and its Subsidiaries to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other similar Law, and none of Parent, any of its Subsidiaries or any entity, trade or business, whether or not incorporated, that together with Parent or any of its Subsidiaries, would be deemed an ERISA Affiliate has any material liability as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)           No Parent Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with another event).

(i)            No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any individuals under any Parent Plan will be an “excess parachute payment,” as such term is defined in Section 280G(b)(1) of the Code.  Parent has not taken any action with respect to 2016 annual incentive awards and/or 2017 annual incentive awards that would cause such awards to be nondeductible under Section 162(m) of the Code.  Parent is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there are no Actions, audits or inquiries pending, or, to the knowledge of Parent, threatened (other than routine claims for benefits) against any, or with respect to, any Parent Plan or fiduciary thereto or against the assets of any such Parent Plan.

(k)           No Parent Plan is maintained outside of, or for the benefit of any individuals outside of, the United States.  No Parent Plan is subject to the Laws of a jurisdiction outside of the United States.

Section 4.16                  Labor Matters.

(a)           The employment of each current employee of Parent or any of its Subsidiaries (each, a “Parent Employee”) is terminable by Parent and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to Parent or its Subsidiaries, as applicable.

(b)           Parent and each of its Subsidiaries is in compliance in all material respects with all applicable visa and work permit requirements with respect to any Parent Employee.

(c)           Parent and each of its Subsidiaries is in compliance in all material respects with all applicable employee licensing requirements and has used its reasonable best efforts to ensure that each Parent Employee, consultant, contractor or other non-employee service provider who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current and valid form.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, since January 1, 2013, Parent and each of its Subsidiaries has complied (and is currently in compliance) with all applicable Laws, orders, judgments, injunctions, rules, decrees and Contracts (if any) with respect to the WARN Act or any other comparable Law that applies to mass layoffs and/or plant closings to which Parent or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts gaming operations.

(e)           (i) As of the date hereof, none of Parent’s or any of its Subsidiaries’ current officers or senior property managers has given Parent or any of its Subsidiaries, as applicable, written notice terminating his or her employment with Parent or such Subsidiary or terminating his or her employment upon a sale of, or business combination relating to, Parent or such Subsidiary; (ii) to the knowledge of Parent, no Parent Employee, consultant, or contractor is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other contract with any third Person, or subject to any order, judgment, injunction, rule or decree, which in each case, individually or in the aggregate, would reasonably be expected to have any material adverse effect on (A) the performance by such Person of any of his or her duties or responsibilities for Parent or such Subsidiary, or (B) Parent’s or such Subsidiary’s business or operations; and (iii) to the knowledge of Parent, no current Parent Employee, consultant, contractor or any other non-employee service provider is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Parent Employee, consultant, contractor or any other non-employee service provider to be employed or retained by Parent or such Subsidiary.

(f)            Neither Parent nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union contract with any labor union, works council, labor organization or employee representatives or other representative bodies, and no collective bargaining agreement is currently being negotiated by Parent or any of its Subsidiaries.  To the knowledge of Parent, since January 1, 2013, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, Parent Employee or group of Parent Employees to organize any employees including, but not limited to, the solicitation of cards from Parent Employees to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition.  There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, labor organization or employee representatives or other representative bodies in order to consummate the Mergers or other transactions contemplated herein. There is not now, nor has there been since January 1, 2013, any strike, slowdown, work stoppage, lockout or other labor dispute, or, to the knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any of its Subsidiaries.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and each of its Subsidiaries are, and at all times since January 1, 2013, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, and (ii) Parent and each of its Subsidiaries are, and at all times since January 1, 2013, have been, in compliance with all applicable Laws governing the classification of Parent Employees, consultants, independent contractors and other service providers as independent contractors and employees and, where applicable, exempt or non-exempt.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Parent, threatened involving any Parent Employee, consultant, contractor or any other non-employee service provider or group thereof, and (ii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status, any other protected characteristic) pending or, to the knowledge of Parent, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against Parent pertaining to any Parent Employee, consultant, or independent contractor.

Section 4.17                  Environmental Matters.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or as set forth in Section 4.17 of the Parent Disclosure Letter: (i) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental

Permits currently required under such Environmental Laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern at any property owned or operated by Parent or any of its Subsidiaries, and, to the knowledge of Parent, no Materials of Environmental Concern were present under any property formerly owned or operated by or from Parent or any of its Subsidiaries during the period of time any such property was owned or operated by or from Parent or any of its Subsidiaries; (iii) in the past three (3) years, neither Parent nor any of its Subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) in the past three (3) years, neither Parent nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any Environmental Action, and, to the knowledge of Parent, (x) no Environmental Action has been threatened in writing and (y) there are no facts, circumstances, or conditions that could reasonably be expected to give rise to an Environmental Action. To the knowledge of Parent, Parent has made available to the Company on the Datasite true copies of material documentation in its possession related to items identified on Section 4.17 of the Parent Disclosure Letter.

(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement made by Parent with respect to Environmental Laws or Materials of Environmental Concern.

Section 4.18                  Contracts.

(a)           Except for Contracts previously filed with the SEC and Parent Plans, Section 4.18 of the Parent Disclosure Letter identifies each Contract that constitutes a Parent Material Contract (as defined below) (other than Parent Material Contracts described in (a)(ii) below), an accurate and complete copy of which (other than Parent Material Contracts described in (a)(ii) below) has been provided or made available to the Company by Parent on the Datasite.  For purposes of this Agreement, each of the following Contracts that is unexpired and effective as of the date of this Agreement and under which Parent or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Parent Material Contract”:

(i)            any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)               any Contract that, by its terms, requires payments by Parent or any of its Subsidiaries in excess of $300,000 in the aggregate for the remainder of the stated term of such Contract, other than those that are terminable by Parent or any of its Subsidiaries on no more than ninety (90) days’ notice and without liability or financial obligation to Parent or any of its Subsidiaries;

(iii)              any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $300,000, other than (A) accounts receivables and payables, and (B) loans to, or guarantees for, direct or indirect wholly-owned Subsidiaries of Parent, in each case, in the ordinary course of business consistent with past practice;

(iv)             any Contract limiting, in any respect, the freedom of Parent or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business conducted by Parent and its Subsidiaries as of the date of this Agreement in any market or geographic area, or to make use of any material Intellectual Property owned by Parent or any of its Subsidiaries;

(v)              (A) any Contract pursuant to which Parent or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than Parent or a Subsidiary thereof) any real property that by the Contract’s terms requires payment or receipt of payment, as the case may be, in excess of $300,000, and (B) any executory Contract for the sale or purchase of any real property;

(vi)             any Contract with any of Parent’s or any of its Subsidiaries’ officers, directors, employees, principal stockholders or Persons who, to the knowledge of Parent, are controlled thereby, or, to the knowledge of Parent, any member of such Persons’ immediate families, other than (A) any written employment, consulting or management services agreement or other compensation or benefit plan with Parent, or (B) Parent’s or its Subsidiaries’ written employee policies and procedures;

(vii)            any Contract pursuant to which any third Person is licensed to use any Intellectual Property owned by Parent or any of its Subsidiaries, and all Contracts pursuant to which Parent or any of its Subsidiaries is licensed to use any Intellectual Property, other than Contracts for commercially available off-the-shelf Software licensed to Parent or any of its Subsidiaries for an amount not in excess of $300,000 in any case over the term of the applicable Contract;

(viii)           any Contract with any labor union; or

(ix)             any Contract obligating Parent to manage any gaming assets on behalf of an unrelated third party.

(b)           Each Parent Material Contract is valid and in full force and effect, and is enforceable against Parent and its Subsidiaries (and, to the knowledge of Parent, is enforceable against each other party thereto) in accordance with its terms, except to the extent that such Parent Material Contract has previously expired in accordance with their terms, or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations or business of Parent and its Subsidiaries, taken as a whole, and subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)           (i) Neither Parent nor its Subsidiaries has materially violated or materially breached, or committed any default under, any Parent Material Contract; (ii) to the knowledge of Parent, no other Person has materially violated or materially breached, or committed any default under, any Parent Material Contract; and (iii) neither Parent nor its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication regarding any actual or possible material violation or material breach of, or default under, any Parent Material Contract.

Section 4.19                  Insurance.  (a) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent, (b) all insurance policies of Parent and its Subsidiaries are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect, and (c) neither Parent nor any of its Subsidiaries is in material breach or default of, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy.

Section 4.20                  Real Property; Vessels.

(a)              Section 4.20(a) of the Parent Disclosure Letter contains a list of each parcel of real property owned by Parent and its Subsidiaries (the “Parent Owned Real Property”).  Parent (or any Subsidiary of Parent, as applicable) has good, valid and marketable title to the Parent Owned Real Property, free and clear of any Liens other than Permitted Liens.  None of Parent or any Subsidiary has leased or licensed any portion of the Parent Owned Real Property.  Neither Parent nor any Subsidiary is obligated under or a party to, any option, right of first refusal or other contractual obligation to purchase, acquire, sell or dispose of the Parent Owned Real Property or any portion thereof or interest therein.

(b)           Section 4.20(b) of the Parent Disclosure Letter contains a list of each parcel of real property (the “Parent Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Real Property”) subject to a lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of Parent and its Subsidiaries with respect to such Parent Leased Real Property (collectively, the “Parent Leases”).  Parent has made available to the Company true and correct copies of all Parent Leases (including all amendments thereto), and the Parent Leases set forth on Section 4.20(b) of the Parent Disclosure Letter constitute the entire agreement between Parent and its Subsidiaries (as applicable), on the one hand, and each landlord or sublandlord (as applicable), on the other hand, with respect to the applicable Parent Leased Real Property.  With respect to the Parent Leased Real Property:

(i)                the Parent Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) valid, binding and enforceable with respect to Parent or a Subsidiary, as applicable, and, to Parent’s knowledge, the other parties thereto, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law.  There does not exist (x) under any Parent Lease any material default by Parent or any Subsidiary or, to Parent’s knowledge, by any other Person, or (y) any event that, with notice or lapse of time or both, would constitute a default by Parent or any Subsidiary or, to Parent’s knowledge, by any other Person;

(ii)               the consummation of the transactions contemplated by this Agreement will not, in connection with such Parent Leases, cause a breach or default with respect to any Parent Lease; and

(iii)              Parent or a Subsidiary of Parent is the holder of the tenant’s interest under each of the Parent Leases and neither Parent nor any Subsidiary has assigned the Parent Leases or subleased all or any portion of the premises leased thereunder.  Parent has not made any alterations, additions or improvements to the premises leased under the Parent Leases that are expressly required to be removed pursuant to the applicable Parent Lease at the termination of the applicable Parent Lease term.

(c)           Section 4.20(c) of the Parent Disclosure Letter contains a list of each vessel and such list includes all vessels used by Parent and its Subsidiaries in the conduct of Parent’s and its Subsidiaries’ business (each such vessel, a “Parent Vessel”). Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of Parent and its Subsidiaries, taken as a whole, (i) each Parent Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) the Parent Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of Parent and its Subsidiaries, (iii) to Parent’s knowledge, the improvements situated on the Parent Vessels are free from structural defects and violations of Laws applicable thereto.

Section 4.21                  Intellectual Property.

(a)           Section 4.21(a) of the Parent Disclosure Letter sets forth a true and complete list of all Parent Registered IP.  To the knowledge of Parent, no Parent Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened with respect to any of the Parent Registered IP.  All Parent Registered IP is solely and exclusively owned by Parent or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither Parent nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Parent Registered IP that remains pending or unresolved.

(b)           Parent and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets of Parent and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the knowledge of Parent, there has been no misappropriation or unauthorized access, use, modification or breach of security of Trade Secrets maintained by or on behalf of Parent or any of its Subsidiaries.

(c)           To the knowledge of Parent, the business of Parent and its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any third Person in a manner that would reasonably be expected to have a Material Adverse Effect on the business and operations of Parent and its Subsidiaries taken as a whole.  Neither Parent nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring or has occurred, which notice or claim remains pending or unresolved, and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business and operations of Parent and its Subsidiaries taken as a whole.  Neither Parent nor any of its Subsidiaries has issued any notice or claim since January 1, 2013 that a third Person is misappropriating or infringing any Owned Parent Intellectual Property and, to the knowledge of Parent, no third Person is misappropriating or infringing any Owned Parent Intellectual Property. No Owned Parent Intellectual Property is subject to any outstanding order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, Parent or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Parent Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Owned Parent Intellectual Property to any Person other than non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities.  All of the Parent Intellectual Property that is necessary to the business or operations of Parent and its Subsidiaries, taken as a whole, and that is not Owned Parent Intellectual Property is duly and validly licensed to Parent or its Subsidiaries pursuant to a valid and enforceable Contract.  For avoidance of doubt, the preceding sentence does not constitute a representation or warranty with respect to non-infringement of Patents of any third Person, which is addressed separately in Section 3.21(c).  Following the Closing, the Final Surviving Entity will own or have, and will be permitted to exercise, the same rights that Parent and its Subsidiaries had immediately prior to the Closing with respect to Intellectual Property and Intellectual Property Rights (other than off-the-shelf computer programs), in each case that are material to the operations of the business of Parent and its Subsidiaries taken as a whole, without the payment of any additional amounts or consideration (other than ongoing fees, royalties or payments which Parent or its Subsidiaries would otherwise have been required to pay had this Agreement not been entered into and the transactions not occurred).

(e)           To the knowledge of Parent, Parent and each Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage and unauthorized access, use, modification or other misuse.  To the knowledge of Parent, there has been no material loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of Parent or any of its Subsidiaries, in each case that are material to the operations of the business of Parent and its Subsidiaries taken as a whole.  To the knowledge of Parent, since January 1, 2013, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of any of Parent or its Subsidiaries in each case that are material to the operations of the business of Parent and its Subsidiaries taken as a whole.  Neither the execution, delivery or performance of this Agreement or the consummation of the Mergers or other transactions contemplated hereby will, or reasonably would be expected to, result in any material violation of any privacy policy of Parent and its Subsidiaries or any applicable Law pertaining to privacy, data security or Personal Information.

Section 4.22                  Affiliate Transactions.  Except for directors’ and employment-related Parent Material Contracts identified in Section 4.178 of the Parent Disclosure Letter, as of the date hereof, no executive officer or director of Parent (a) is a party to any Parent Material Contract with, or binding upon, Parent or any of its Subsidiaries or any of their respective properties or assets, (b) has any interest in any property owned by Parent or any of its Subsidiaries or (c) has engaged in any of the foregoing transactions within the last twelve (12) months.

Section 4.23                  State Takeover Statutes.  None of the requirements or restrictions of any Takeover Laws enacted in any state in the United States applies to this Agreement or to any of the transactions contemplated hereby, including the Mergers.

Section 4.24                  Brokers.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent Entities.  Parent has provided to the Company a complete and correct copy of all contracts between Parent and J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC would be entitled to any payment relating to the Mergers or other transactions contemplated herein or otherwise.

Section 4.25                  Opinion of Financial Advisor. J.P. Morgan Securities LLC has delivered to the Parent Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Parent.

Section 4.26                  Solvency of Parent.  Immediately following the Effective Time and after giving effect to the Mergers and taking into account the financing necessary in order to consummate the Mergers, Parent and each of its Subsidiaries will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the Business; or (iii) have incurred, nor have intended to incur or believe they have incurred, debts beyond their ability to pay such debts as such debts become due.

Section 4.27                  Financing.  Parent has delivered to the Company a true, complete and correct copy of an executed Commitment Letter (including all exhibits, annexes, schedules and term sheets and the executed fee letters attached thereto or contemplated thereby (provided, that provisions in the fee letters or Commitment Letter relating solely to fees and economic terms agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)), dated as of September 19, 2016 (such Commitment Letter as the same may be amended or replaced pursuant to, and in accordance with the terms and conditions of, Section 5.18, is referred to herein as the “Debt Financing Commitment”), among Parent and Lender, pursuant to which, among other things, Lender has agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, the financing commitments specified in Section 4.27 of the Parent Disclosure Letter, the proceeds of which (including proceeds of any notes offering contemplated thereby) are to be used to fund the Cash Consideration, refinance outstanding indebtedness of the Company and pay transaction fees and expenses. The financing commitments contemplated under the Debt Financing Commitment, as amended or replaced in compliance with Section 5.18, are referred to herein, individually and collectively, as the “Debt Financing”.  Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof and, to the knowledge of Parent, the Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. The Debt Financing Commitment (or any Debt Financing contemplated thereunder) has not been or will not be amended or modified, except as consistent with Section 5.18, and, as of the date hereof, the Debt Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Debt Financing Commitment, and (ii) subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, the performance by the Company and its Subsidiaries of their obligations contained in this Agreement and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Debt Financing Commitment on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in Section 5 and Annex III of the Debt Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters, which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment) related to the funding of the full amount of the Debt Financing. The aggregate proceeds contemplated by the Debt Financing Commitment, together with the available cash of Parent and the Company on the Closing Date (if any) and any Alternative Financing (if any), will be sufficient for the Parent Entities to consummate the Mergers upon the terms contemplated by this Agreement.

Section 4.28                  No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of the Parent Entities, Parent’s Subsidiaries or any other Person on behalf of the Parent or any of its Subsidiaries makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1                    Conduct of Business of the Company Pending the Mergers.

(a)           The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required or permitted by this Agreement, (ii) as required by applicable Law or (iii) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries, to use commercially reasonable efforts to conduct its business in the ordinary course of business and to preserve substantially intact its business organization (including maintaining its material assets and preserving its material present relationships with suppliers, Governmental Entities, creditors, lessors and other Persons with which it has material business relations to the extent necessary therefor); provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b)           Between the date of this Agreement and the Effective Time, except (x) as required or permitted by this Agreement, (y) as required by applicable Law, or (z) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), neither the Company nor any of its Subsidiaries shall:

(i)            amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

(ii)           issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock except (A) pursuant to the exercise of Company Stock Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments, or (B) grants of Company Stock Options (and issuances of shares of Company Common Stock pursuant thereto), Company Restricted Shares, Company PSUs (and issuances of shares of Company Common Stock pursuant thereto) or Company RSUs (and issuances of shares of Company Common Stock pursuant thereto), in each case, for employee promotions and new employee hires, in each case, to employees of the Company below the level of senior vice president or to employees of the Company’s Subsidiaries, in each case that are made in the ordinary course of business consistent with past practice; provided, however, no such grants of Company Stock Options, Company Restricted Shares, Company PSUs or Company RSUs shall provide for accelerated vesting upon a change of control of Company (including upon consummation of the Mergers);

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries;

(iv)          adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement (including settlement of Tax withholding obligations) of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)           (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) lease, license, encumber, sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, including any transfer that would constitute the formation of a “real estate investment trust” or any other corporate structure that creates an “opco” and “propco” structure, other than (x) sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts and (y) sales of real estate or other assets having an aggregate fair value not in excess of $250,000;

(vi)          other than in the ordinary course of business, enter into, materially amend or terminate any Company Material Contract;

(vii)         commit to any capital expenditures in excess of $500,000 except to the extent reflected in the Company’s capital expenditure budget set forth on Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii)        (A) other than the extension of credit to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), or (B) incur any indebtedness for borrowed money or issue any debt securities, other than the incurrence of indebtedness in the ordinary course of business under the Company’s existing credit facilities, which aggregate amount outstanding under the Company’s existing credit facilities shall in no event exceed $125,000,000, or redeem or repurchase any indebtedness for borrowed money; provided, however, that, for the avoidance of doubt, amounts under the Company’s existing credit facilities may be repaid and/or re-borrowed provided the above amount is not exceeded;

(ix)          except (x) to the extent required by applicable Law, (y) for any arrangement approved or in effect as of the date hereof (and described in Section 5.1(b)(ix) of the Company Disclosure Letter), or (z) as contemplated by Section 5.7(a): (A) increase or commit to increase the compensation or benefits of any employee of the Company, other than in the ordinary course of business consistent with past practice, (B) increase or commit to increase the compensation or benefits of any director, officer, agent or independent contractor of the Company with the title of vice president or above, (C) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not increase the cost to the Company, Parent or any of their respective Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees or directors, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) enter into any collective bargaining agreement or similar agreement with respect to the Company or any Subsidiary of the Company or any employees of the Company and its Subsidiaries, (F) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan, or (G) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(x)           implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in Law or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xi)          change any material Tax election, change any material Tax accounting method, file any material amended Tax Return or surrender any right to claim a material refund of Taxes (other than by the passage of time);

(xii)         compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business;

(xiii)        enter into any line of business in any geographic area, other than the current lines of business of the Company and its Subsidiaries and in the geographic areas where they are conducted as of the date hereof, or engage in the conduct of business that would require the receipt of any additional consents or approvals of a Governmental Entity in connection with the consummation of the Mergers and the transactions contemplated hereby; or

(xiv)        agree to take any of the proscribed actions set forth in this Section 5.1(b).

Section 5.2                    Conduct of Business of Parent Entities Pending the Mergers.

(a)           Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall, and shall cause each of its Subsidiaries, to use commercially reasonable efforts to conduct its business in the ordinary course of business and to preserve substantially intact its business organization (including maintaining its material assets and preserving its material present relationships with suppliers, Governmental Entities, creditors, lessors and other Persons with which it has material business relations to the extent necessary therefor); provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.2(b).

(b)           Between the date of this Agreement and the Effective Time, except (w) as required or permitted by this Agreement, (x) as disclosed in Section 5.2 of the Parent Disclosure Letter, (y) as required by applicable Law, or (z) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), neither Parent nor any of its Subsidiaries shall:

(i)            amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

(ii)           issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock except (A) pursuant to the exercise of Parent Stock Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments, (B) grants of Parent Stock Options (and issuances of shares of Parent Common Stock pursuant thereto), Parent Restricted Shares or Parent RSUs (and issuances of shares of Parent Common Stock pursuant thereto), in each case, for employee promotions and new employee hires, in each case, to employees of Parent below the level of senior vice president or to employees of Parent’s Subsidiaries, in each case that are made in the ordinary course of business consistent with past practice, (C) the annual grant of Parent Stock Options, Parent Restricted Shares or Parent RSUs to directors of Parent; provided, that any such grant to a director shall be for annual compensation for services on the Parent Board and shall be consistent with the annual grant to directors for Parent’s fiscal year ended December 31, 2016 as described in Parent’s definitive proxy statement for its annual stockholders meeting held on June 15, 2016 or (D) the annual grant of Parent Stock Options, Parent Restricted Shares or Parent RSUs to employees of Parent and its Subsidiaries in the ordinary course of business consistent with past practice;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries);

(iv)          reclassify, combine, split or subdivide any shares of capital stock of Parent;

(v)           (A) acquire (whether by merger, consolidation or acquisition of equity or assets or otherwise) any corporation, partnership or other business organization or division thereof or a material amount of assets from any of the foregoing, (B) sell (whether by merger, consolidation or sale of equity or assets or otherwise) a material amount of equity or assets or (C) enter into any other business combination transaction, in each case, that would, or would reasonably be expected to, prevent or materially impair the ability of the Parent Entities to consummate the Mergers before the Termination Date;

(vi)          (A) other than the extension of credit to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Parent), or (B) incur any indebtedness for borrowed money or issue any debt securities, other than (1) the incurrence of indebtedness in the ordinary course of business under Parent’s existing credit facilities, so long as the incurrence of such indebtedness does not (x) exceed the amount outstanding as of the date hereof plus up to $150,000,000 of additional borrowing under Parent’s existing revolving credit facility or (y) prevent, delay or materially impair the ability of Parent to obtain the Debt Financing or any Alternative Financing and (2) the incurrence of indebtedness under the Debt Financing Commitment, or redeem or repurchase any indebtedness for borrowed money; provided, however, that, for the avoidance of doubt, amounts under Parent’s existing credit facilities may be repaid and/or re-borrowed provided the above amount is not exceeded;

(vii)         change any material Tax election, change any material Tax accounting method, file any material amended Tax Return or surrender any right to claim a material refund of Taxes (other than by the passage of time);

(viii)        enter into any line of business in any geographic area, other than the current lines of business of Parent and its Subsidiaries and in the geographic areas where they are conducted as of the date hereof, or engage in the conduct of business that would require the receipt of any additional consents or approvals of a Governmental Entity in connection with the consummation of the Mergers and the transactions contemplated hereby; or

(ix)          agree to take any of the proscribed actions set forth in this Section 5.2(b).

Section 5.3                    No Control of Other Party’s Business.  Nothing contained in this Agreement shall give any of the Parent Entities, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4                    Non-Solicitation.

(a)           The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Company Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Company Acquisition Proposal, or (ii) subject to Section 5.4(b), (A) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Company Acquisition Proposal, (B) (1) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (2) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”).  The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)           Notwithstanding Section 5.4(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.4(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or could reasonably be expected to result in a Superior Company Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement (a copy of which confidentiality agreement shall be promptly provided (but in any event within twenty-four (24) hours of the execution thereof) for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Company Proposal, make a Company Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(c)           The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to a Company Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the status and material terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis (but in any event within twenty-four (24) hours of any change thereto), of the material terms of any such Company Acquisition Proposal,  indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Company Acquisition Proposal.  The Company shall promptly provide Parent with any material non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party that has not been previously provided to Parent.

(d)           Except as set forth in this Section 5.4(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval:

(i)            the Company Board may make a Company Adverse Recommendation Change with respect to a Superior Company Proposal or cause the Company to terminate this Agreement in order to enter into (or permit or cause any Subsidiary of the Company to enter into) a Company Acquisition Agreement if: (A) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (B) the Company promptly notifies Parent, in writing, at least five (5) days (the “Superior Company Proposal Notice Period”) before taking such action of its intention to do so, which notice shall state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Superior Company Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to terminate this Agreement in order to enter into (or permit or cause any Subsidiary of the Company to enter into) a Company Acquisition Agreement; (C) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis if and to the extent there are any subsequent material changes to such agreement) and the identity of the third party making such Superior Company Proposal; (D) the Company negotiates, and uses its reasonable best efforts to cause its Representatives to negotiate, with Parent (to the extent requested by Parent) in good faith during the Superior Company Proposal Notice Period to make adjustments with respect to the terms and conditions of this Agreement (it being agreed that in the event that, after commencement of the Superior Company Proposal Notice Period, if there is any material revision to the terms of a Superior Company Proposal, including any revision in price, the Superior Company Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) days remain in the Superior Company Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (E) at or after 5:00 p.m. Eastern Time on the last day of the Superior Company Proposal Notice Period, the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Company Acquisition Proposal continues to constitute a Superior Company Proposal after taking into account any adjustments in the terms and conditions of this Agreement agreed by Parent in writing during the Superior Company Proposal Notice Period;

(ii)           the Company Board may make a Company Adverse Recommendation Change with respect to a Company Intervening Event if: (A) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (B) the Company promptly notifies Parent, in writing, at least five (5) days (the “Company Intervening Event Notice Period”) before taking such action of its intention to do so, which notice shall specify the reasons therefor; (C) the Company (1) negotiates, and uses its reasonable best efforts to cause its Representatives to negotiate, with Parent (to the extent requested by Parent) in good faith during the Company Intervening Event Notice Period to make adjustments with respect to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Adverse Recommendation

Change in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (2) permits Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation) and (D) at or after 5:00 p.m. Eastern Time on the last day of the Company Intervening Event Notice Period, the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that a failure to make such a Company Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law after taking into account any adjustments in the terms and conditions of this Agreement agreed by Parent in writing during the Company Intervening Event Notice Period.

(e)           (i) Nothing contained in this Section 5.4 shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) no disclosure that the Company Board determines, after consultation with outside legal counsel, that it or the Company is  required to make under applicable Law will constitute a violation of this Agreement.

Section 5.5                    Preparation of Proxy Statement and Registration Statement; Stockholders Meetings.

(a)           As promptly as reasonably practicable following the date of this Agreement, and in any event no later than forty-five (45) days thereafter, (i) Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and (ii) Parent shall prepare and file (with the reasonable cooperation of the Company) with the SEC the Registration Statement, which will include the Joint Proxy Statement/Prospectus and constitute part of the Registration Statement. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers, the Share Issuance and the other transactions contemplated hereby. Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders and the Company’s stockholders, respectively, as soon as reasonably practicable after the Registration Statement is declared effective by the SEC under the Securities Act.  Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the Share Issuance, and each of Parent and the Company shall furnish all information concerning it and its stockholders, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.  No filing or mailing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other party in good faith); provided, however, that at the Company’s request, Parent shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to include (A) a Company Adverse Recommendation Change, (B) a statement of the reason of the Company Board for making such Company Adverse Recommendation Change, (C) a factually accurate statement by the Company that describes the

Company’s receipt of a Company Acquisition Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (D) additional information reasonably related to the foregoing. Parent shall take any action necessary to cause the shares of Parent Common Stock to be issued in connection with the Share Issuance to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(b)           Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, or the threat or issuance of any stop order or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission relating to any such matter and shall use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

(c)           As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Constituent Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and not postpone or adjourn the Company Stockholders Meeting except (i) to the extent required by applicable Law (including to provide additional disclosure to the stockholders of the Company on account of a Company Acquisition Proposal) or (ii) solicit additional votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided that, unless otherwise agreed by the parties, the Company Stockholders Meeting may not be postponed or adjourned to a date that is the earlier of (x) twenty-five (25) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) three (3) Business Days prior to the Termination Date. The Company will, except in the case of a Company Adverse Recommendation Change, through the Company Board, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or applicable Laws to obtain such approvals.

(d)           As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and Parent’s articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholders Meeting”) and not postpone or adjourn the Parent Stockholders Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided that, unless otherwise agreed by the parties, the Parent Stockholders Meeting may not be postponed or adjourned to a date that is the earlier of (x) twenty-five (25) days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) three (3) Business Days prior to the Termination Date. Parent will, through the Parent Board, recommend that its stockholders approve the Share Issuance and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or other applicable Laws to obtain such approvals.

(e)           The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date and at the same time.

Section 5.6                    Access to Information; Confidentiality.

(a)           From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries and its Representatives to, afford to the other party reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish the other party with all financial, operating and other data and information as such party shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit either party or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing).  Each of Parent and the Company shall furnish to the other party and its Representatives such available financial and operating data, including any unaudited financial statements, as the other party may reasonably request.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of any party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of Parent or the Company or any of their respective Subsidiaries, as the case may be, of their normal duties.  Neither Parent, the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or (iii) otherwise violate any applicable Law, including Gaming Laws.

(b)           Each of Parent and the Company and each of their Subsidiaries will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the other party furnished to it, its Subsidiaries and/or its Representatives in connection with the transactions contemplated by this Agreement (including any and all information or documents furnished in accordance with the confidentiality letter agreement, dated July 7, 2016, between Parent and the Company (the “Confidentiality Agreement”)), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.7                    Regulatory Approvals.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law and under any applicable Gaming Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers and the taking of such actions as are necessary to obtain any requisite expiration or termination of any applicable waiting period under the HSR Act; (ii) taking the steps necessary or desirable to obtain all consents, approvals (including Gaming Approvals) or actions of, make all filings with and give all notices to any Governmental Entity or any other Person required in order to permit consummation of the transactions contemplated by this Agreement; (iii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Mergers; and (iv) resolving any objection asserted with respect to the transactions contemplated under this Agreement raised by any Governmental Entity and preventing the entry of any court order, and vacating, lifting, reversing or overturning any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than fifteen (15) Business Days from the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act.  Each of the Company and Parent shall pay all of its own filing fees and other charges for the filings required under the HSR Act with respect to it and its Subsidiaries.

(c)           In furtherance and not in limitation of the provisions of Section 5.7(a), Parent and the Company agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and stockholders to, prepare and submit to the Gaming Authorities all applications and supporting documents necessary to obtain all required Gaming Approvals as promptly as practicable, and in any event no later than thirty (30) days from the date of this Agreement.

(d)           If any of the Parent Entities or the Company receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, including but not limited to a Request for Additional Information or Documentary Material under the HSR Act or requests for supporting, supplemental, or additional documentation from any Gaming Authorities, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.

(e)           The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)            cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or applicable Gaming Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities.  In particular, to the extent permitted by Law or Governmental Entity, no party will make any written communication with any Governmental Entity in relation to the transactions contemplated hereunder without first providing the other parties with a copy of such communication in draft form and giving such other parties a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider all reasonable comments timely made by the other parties in this respect; provided, however, that no party shall be required to provide the other parties with any written communications with any Governmental Entity (or related materials) if such party reasonably determines that the disclosure of such written communications with any Governmental Entity (or related materials) would be materially prejudicial to such party’s business;

(ii)           furnishing to the other parties all information within its possession that is required for any application or other filing to be made by the other parties pursuant to applicable Law in connection with the transactions contemplated by this Agreement;

(iii)          promptly notifying each other of any communications (and, unless precluded by Law, providing copies of any such communications that are in writing) from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any substantive meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement, unless a party has a reasonable basis to object to the presence of the other parties at any such meetings or appearances;

(iv)          consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws or applicable Gaming Laws; and

(v)           without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)            In addition, Parent and the Company shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and/or applicable Gaming Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to obtain as promptly as practicable the expiration or termination of all waiting periods and obtain all Permits and all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(g)           No actions taken pursuant to this Section 5.7 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h)           Notwithstanding the foregoing, commercially, competitively and/or personal sensitive information and materials of a party will be provided to the other parties on an outside counsel-only basis, provided that the parties shall cooperate to enable appropriate communications to be made available to the other party with respect to such commercially or competitively sensitive information redacted if necessary.

Section 5.8                    Compensation and Employee Benefits Matters.

(a)           If mutually agreed by Parent and the Company, the Company, shall one (1) Business Day prior to the Effective Time, adopt resolutions terminating any Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company and Parent become members of the same controlled group of corporations (as defined in Section 414(b) of the Code), which Parent and the Company have determined should be terminated prior to the Effective Time.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide evidence that such resolutions have been adopted by the Company and/or its Subsidiaries, as applicable.

(b)           From the Effective Time until December 31, 2017, Parent shall, or shall cause its Subsidiaries (including the Final Surviving Entity or any of its Subsidiaries) to, offer Company Employees, to the extent they remain employed by Parent or its Subsidiaries (including the Final Surviving Entity or any of its Subsidiaries), compensation (including wages, salaries and cash bonus opportunities) and other employee benefits (excluding equity-based or equity-linked compensation or benefits, and excluding any pension or other retiree benefits)

which are not materially less favorable in the aggregate than those provided to such employees as of immediately prior to the Effective Time (or, if less, than those offered to similarly-situated employees of Parent and its Subsidiaries).

(c)           With respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Subsidiaries (including the Final Surviving Entity and its Subsidiaries) from and after the Effective Date (the “Parent Benefit Plans”), to the extent applicable (i) Company Employees (and their eligible dependents) shall be given credit for their service with the Company and its Subsidiaries for all purposes, including eligibility to participate, vesting and benefit accrual (but not benefit accrual under a defined benefit pension plan), to the same extent such service was taken into account by the Company and its Subsidiaries under a corresponding Company Plan immediately prior to the Effective Time, (ii) any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations shall be waived for Company Employees (and their eligible dependents) (provided that in the case of any insured arrangement such waivers shall be subject to the consent of the applicable insurer and Parent shall use commercially reasonable efforts to obtain such consent) and (iii) all Company Employees (and their eligible dependents) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Benefit Plans (provided that in the case of any insured arrangement such credit shall be subject to the consent of the applicable insurer and Parent shall use commercially reasonable efforts to obtain such consent).  Notwithstanding the foregoing provisions of this Section 5.8(c), service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

(d)           As of the Effective Time, the Final Surviving Entity and/or its applicable Subsidiaries shall continue as a party to, as required and by operation of Law (and, to the extent required by an applicable agreement or arrangement, Parent shall cause the Final Surviving Entity and/or its applicable Subsidiaries) to assume and agree to perform in accordance with their terms), all employment, consulting, collective bargaining, severance, bonus, retention, change in control, incentive and other compensation agreements and arrangements existing as of the Effective Time between the Company or any of its Subsidiaries and any director, officer or employee thereof or covering Company Employees (or former employees of the Company or any of its Subsidiaries (“Former Company Employees”)) or in which Company Employees (or Former Company Employees) are eligible to participate; provided that any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by the Company or any of its Subsidiaries were entered into in compliance with the terms of this Agreement.

(e)           Nothing contained in this Agreement (including this Section 5.7(a)), express or implied (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any employee benefit or employment plan, program, agreement, or arrangement after the Effective Time, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continue employment, or constitute or create an employment agreement with any employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employee, retirees, or dependents or benefits of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.9                    Takeover Laws.  If any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, each of the Company and Parent and their respective boards of directors shall take such commercially reasonable actions as may be necessary to render such Law inapplicable to all of the foregoing or to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.10                  Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.11                  Indemnification, Exculpation and Insurance.

(a)           Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Final Surviving Entity to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as applicable against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s certificate of incorporation and bylaws each as at the date hereof (collectively, the “Constituent Documents”).  In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Final Surviving Entity, as applicable, to the fullest extent permitted under applicable Law and the applicable Constituent Documents; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law or the Constituent Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification, (B) none of Parent or the Final Surviving Entity shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) Parent and the Final Surviving Entity shall cooperate in the defense of any such matter.  Parent and the Final Surviving Entity shall be jointly and severally liable for the obligation to provide indemnification to the Indemnified Parties.

(b)           Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement (or form thereof) identified in Section 5.11(b) of the Company Disclosure Letter and in effect immediately prior to the Effective Time between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Mergers and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)           For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, as applicable, or cause to be provided substitute policies or purchase or cause the Company to purchase a “tail policy,” in either case of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the Indemnified Parties than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.  All such policies, including any substitute policies, shall be issued by carriers rated A, XII or higher by A.M. Best Company.  At the Company’s option, it may purchase, prior to the Effective Time, a six (6) year prepaid, non-revocable and non-cancellable tail policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.  If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Final Surviving Entity.

(d)           Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e)           The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  The provisions of this Section 5.11 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)            In the event that the Final Surviving Entity or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Final Surviving Entity or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12                  Public Announcements.  Parent, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.  Notwithstanding the foregoing, Parent and the Company may make public statements in response to questions from the press, analysts, investors or those attending industry conferences so long as such statements are substantially consistent with press releases, public disclosures or public statements previously issued or made by Parent or the Company, as applicable.

Section 5.13                  Obligations of Merger Subs and Parent; Consents of Parent.  Parent shall take all action necessary to cause Merger Sub A and Merger Sub B to perform their respective obligations under this Agreement. Immediately following the execution of this Agreement, Parent shall execute and deliver (a) a written consent in its capacity as the sole stockholder of Merger Sub A and (b) a written consent in its capacity as the sole Member of Merger Sub B, in each case, adopting this Agreement.

Section 5.14                  Company Indebtedness.

(a)           The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of that certain Credit Agreement, dated as of July 26, 2007 among Ibis, the Lenders listed therein and Wells Fargo Bank, National Association, as Administrative Agent(as amended by that certain First Amendment to Credit Agreement dated February 17, 2010, that certain Second Amendment to Credit Agreement and Amendments to Loan Documents dated March 25, 2011, that certain Third Amendment to Credit Agreement dated November 21, 2012, that certain Fourth Amendment to Credit Agreement and Amendments to Loan Documents dated April 19, 2013, that certain Fifth Amendment to Credit Agreement dated July 2, 2013, that certain Sixth Amendment to Credit Agreement dated October 29, 2014, and as may be further amended from time to time, the “Company Credit Agreement,” and such termination and repayment, the “Company Credit Agreement Payoff”) on the Closing Date and (ii) to the extent reasonably requested in writing by any of the Parent Entities, no later than ten (10) Business Days prior to the Closing Date with respect to any indebtedness incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 5.1(b)(viii) (other than under the Company Credit Agreement or guarantees of the Company Notes) (it being understood that the Company shall promptly and in any event no later than fifteen (15) Business Days prior to the Closing Date notify Parent in writing of the amount of any such indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), repayment in full of all obligations in respect of such indebtedness and release of any Liens securing such indebtedness and guarantees in connection therewith, in each case, on the Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to the Parent Entities no later than three (3) Business Days prior to the Closing Date payoff letters with respect to the Company Credit Agreement and, to the extent reasonably requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, any indebtedness incurred by any of the Company and its Subsidiaries after the date hereof in compliance with Section 5.1(b)(viii) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the persons, or the applicable agent on behalf of the persons, to which such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide for Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, upon the payment of the amount set forth in the applicable Payoff Letter on or prior to the Closing Date, to be released and terminated.

(b)           On the Closing Date, the Company shall (i) issue one or more notices of redemption for all of the outstanding aggregate principal amount of the Company’s 5.875% Senior Notes due 2021 (the “5.875% Notes”) and 8.875% Senior Subordinated Notes due 2020 (the “8.875% Notes,” and together with the 5.875% Notes, the “Company Notes”), pursuant to the Note Indentures in order to effect a redemption of the Company Notes as soon as practicable following the Closing Date and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by the Company or its Subsidiaries towards the Discharge) to facilitate the redemption of the Company Notes on the redemption date and the satisfaction and discharge of such Company Notes pursuant to the Note Indentures effective as of the Effective Time. The Company shall not be required to take any action, to the extent it determines, after consultation with outside counsel, that such action would reasonably be expected to violate the terms of any Contract to which it is a party. Notwithstanding anything in this Agreement, any costs incurred or liabilities arising out of or in connection with any Discharge shall be borne by Parent.

(c)           Subject to the Company’s compliance with Section 5.14(a) and (b), Parent shall cause (i) the Company Credit Agreement Payoff to occur on the Closing Date and (ii) the Discharge of all of the Company Notes to be consummated on the Closing Date.

Section 5.15                  Exemption from Liability Under Section 16(b).  The Company and Parent agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Mergers, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock, Company Stock Options, Company Restricted Shares, Company PSUs and Company RSUs into Parent Common Stock and Parent options, restricted shares, performance stock units and restricted stock units, as the case may be, in the Mergers, and for that compensatory and retentive purpose agree to the provisions of this Section 5.15.  Assuming the Company delivers to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company who will be subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the number of shares of Company Common Stock, Company Stock Options, Company Restricted Shares, Company PSUs and Company RSUs held by each such Company Insider expected to be exchanged in the Mergers, Parent Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing in substance that the receipt by the Company Insiders of Parent Common Stock, Parent options, and Parent restricted stock units, deferred stock units and phantom units, in exchange for Company Common Stock, Company Stock Options, Company Restricted Shares, Company PSUs and Company RSUs, in each case pursuant to the transactions contemplated by this Agreement, are approved by Parent Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law. Prior to the Effective Time, the Company shall take all actions necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16                  Tax Matters.  During the period up to the Closing, the Company and Parent shall, and shall cause each of their Subsidiaries to, timely file all Tax Returns required to be filed by or on behalf of each such entity, timely pay all Taxes due and payable, accrue a reserve in the books and records and financial statements of any such entity for all Taxes payable but not yet due, and promptly notify the other of any actions pending against or with respect to it or any of its subsidiaries in respect of any Tax.  After the Closing, each party to this Agreement shall cooperate, and shall cause their respective Affiliates to cooperate, with each other’s agents, including accountants and legal counsel, in connection with Tax matters relating to the Company, Parent, and any of their Subsidiaries, including the preparation and filing of any Tax Returns, examination of Tax Returns, and any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed.  The parties hereto intend that the Mergers, taken together, be treated as a transaction qualifying as a reorganization under Section 368 of the Code.  From and after the date of this Agreement, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify as part of a reorganization under Section 368 of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying as a reorganization under Section 368 of the Code.  The Company and Parent shall cooperate and provide any certifications or representations reasonably required by counsel for the Company and counsel for Parent in providing the opinions described in Section 6.2(e) and Section 6.3(e) hereof, including executing and delivering to each such counsel certificates substantially in the forms set forth on Section 6.2(e) of the Company Disclosure Letter and Section 6.3(e) of the Parent Disclosure Letter at such time or times as reasonably requested by each such counsel.  Following the Effective Time, neither Parent nor any of its Subsidiaries knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Mergers, taken together, from qualifying as a reorganization under Section 368 of the Code.

Section 5.17                  Transaction Litigation. The Company shall provide Parent with the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Mergers.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement that contemplates any equitable relief or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.18                  Financing.

(a)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to provide to the Parent Entities such cooperation reasonably requested by Parent that is reasonable or customary in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not materially interfere with the operations of the Company and its Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies as reasonably requested by Parent and otherwise reasonably cooperating with the marketing efforts of Parent Entities and the Parent Financing Sources for the Debt Financing; (ii) providing all reasonably requested assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of the Parent Entities, contain disclosure and financial statements with respect to the Company or the Final Surviving Entity reflecting the Final

Surviving Entity and/or its Subsidiaries as the obligor; (iii) promptly furnishing Parent and the Parent Financing Sources with customary financial and other information regarding the Company and its Subsidiaries including non-public and pro forma financial information and projections as may be reasonably requested by Parent for Parent Financing Source diligence or to prepare any offering memorandum, confidential information statement, lender presentation and other materials contemplated by the Debt Financing Commitment; (iv) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), legal opinions, appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by any of the Parent Entities, to cooperate with and assist such Parent Entity in obtaining such documentation and items; (v) reasonable or customary participation by appropriate senior management of the Company in the negotiation and preparation of the documentation relating to the Debt Financing, provided that any such documents executed and delivered by the Company or any of its Subsidiaries shall be subject (or not delivered prior) to the occurrence of the Effective Time; (vi) using reasonable best efforts to take such actions that are reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its Subsidiaries and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing provided that any such accounts and arrangements shall be effective no earlier than the Closing Date; (vii) provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments); and (viii) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)           Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.18 or otherwise in connection with the Debt Financing, (i) to provide any cooperation to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries, (ii) to enter into any instrument or Contract, or agree to any change or modification to any instrument or Contract or take any action with respect to its existing Indebtedness (other than giving required notices of intent to terminate hedge agreements and repay LIBOR loans), prior to the occurrence of the Effective Time that would be effective if the Effective Time does not occur, (iii) to provide any cooperation, or take any action, that would cause the Company to breach any provision or fail to perform any of its obligations under this Agreement or cause any condition to Closing set forth in Article VI to fail to be satisfied, (iv) to cause any of their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing or (v) to pay any commitment or other similar fee in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of any of the Parent Entities pursuant to this Section 5.18 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 5.18. Nothing contained in this Section or otherwise shall require the Company to be an issuer or guarantor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to the Parent Entities or their respective Representatives pursuant to this Section 5.18 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(c)           Parent shall use its reasonable best efforts to complete the Debt Financing on or before the Closing Date, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 5.18 and (ii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; provided, however, that if the Parent Entities have raised through alternative sources (an “Alternative Financing”) funds sufficient to meet their obligations to pay the Merger Consideration, refinance any outstanding indebtedness of the Company and its Subsidiaries and pay all fees and expenses of the Company and its Subsidiaries in connection with the Mergers, the Debt Financing and the other transactions contemplated by this Agreement the Parent Entities shall have no obligation to arrange any such Debt Financing on the terms and conditions described in such respective Debt Financing Commitment or otherwise so long as (A) Parent shall promptly notify the Company of any such Alternative Financing, and (B) the terms of such Alternative Financing (x) are not materially less favorable to Parent or the Company than the Debt Financing and (y) would not reasonably be expected to cause any delay in the consummation of the Mergers as compared to the Debt Financing (it being understood and agreed that any Alternative Financing shall not include the issuance of Parent Common Stock or Parent options or other rights to acquire Parent Common Stock). In the event any portion of the Debt Financing, or if applicable any Alternative Financing, becomes unavailable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain bridge financing, alternative debt financing or equity financing from alternative sources in an amount sufficient to meet the Parent Entities’ obligations to pay the Merger Consideration, refinance any outstanding indebtedness of the Company and its Subsidiaries and pay all fees and expenses of the Company and its Subsidiaries in connection with the Mergers, the Debt Financing and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, it is understood and agreed that reasonable best efforts of Parent contemplated by this Section 5.18(c) shall be deemed to require Parent to bring enforcement actions to cause the applicable lenders to provide the Debt Financing or Alternative Financing, as applicable.

Except as provided elsewhere in this Section 5.18, nothing contained in this Agreement shall prohibit any Parent Entity from entering into agreements relating to the Debt Financing or the operation of any Parent Entity or, as of the Effective Time, the Final Surviving Entity, including adding equity providers or operating partners (so long as any such agreements or entering into such agreements would not reasonably be expected to materially impair or delay the Closing

(including with respect to approvals required in connection therewith under any applicable Gaming Laws)).

(d)           Without the prior written consent of the Company, which consent shall not be unreasonably delayed, conditioned or withheld, no Parent Entity shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment if such amendment, modification, waiver or replacement would reasonably be expected to (i) delay or prevent the Closing, (ii) modify the conditions contained in the Debt Financing Commitment (the “Debt Financing Conditions”) or create any new condition to the Debt Financing or the Alternative Financing, as applicable, (other than the Debt Financing Conditions as in effect on the date hereof), (iii) reduce the net cash proceeds of the Debt Financing, including any reduction in the aggregate principal amount of the Debt Financing, (iv) change the date for termination and/or expiration of the Debt Financing Commitment to an earlier date or (v) adversely impact the ability of any Parent Entity to enforce its rights against other parties to the Debt Financing Commitment prior to the Closing.  Without the prior written consent of the Company, no Parent Entity shall permit any assignment of rights or obligations under the Debt Financing Commitment, provided that the Lender may syndicate the Debt Financing so long as the Lender retains and remains obligated to fund its commitment under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing.  Parent shall promptly provide the Company written notice of any amendment or modification relating to the Debt Financing Commitment that does not require consent pursuant to Section 5.18(c).

(e)           Parent shall give the Company prompt notice: (i) of the receipt of any written notice from the Lender or any other source of Debt Financing with respect to any termination or repudiation of the Debt Financing Commitment by the Lender or any such source of Debt Financing or (ii) if for any reason any portion of the Debt Financing actually becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information pursuant to this sentence to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable Law.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                    Conditions to Each Party’s Obligation to Effect the Mergers.  The obligation of each party to effect the Mergers are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)           No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any

Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Mergers.

(c)           HSR Act.  Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d)           Gaming Approvals.  All Requisite Gaming Approvals shall have been duly obtained without the imposition of material restrictions or conditions and shall be in full force and effect.

(e)           Registration Statement. The Registration Statement must have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement must have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)            Listing.  The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2                    Conditions to the Obligations of the Company.  The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Parent Entities (other than Section 4.2, Section 4.6 and Section 4.24) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representations and warranties of the Parent Entities contained in Section 4.2, Section 4.6 and Section 4.24 shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)           Performance of Obligations of Parent Entities.  Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that has resulted or would reasonably be expected to result in a Material Adverse Effect on Parent.

(d)           Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(e)           Tax Opinion.  The Company shall have received an opinion of Mayer Brown LLP, dated as of the Closing Date and based on the facts, representations, assumptions and exclusions set forth or described in such opinion and the back-up officer’s certificates from the Company and Parent, substantially in the forms set forth on Section 6.2(e) of the Company Disclosure Letter and Section 6.3(e) of the Parent Disclosure Letter, delivered in connection therewith, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.3                    Conditions to the Obligations of Parent Entities.  The obligation of Parent Entities to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company (other than Section 3.2, Section 3.6 and Section 3.24) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 3.2, Section 3.6 and Section 3.24 shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.

(d)           Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(e)           Tax Opinion.  Parent shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, dated as of the Closing Date and based on the facts, representations, assumptions and exclusions set forth or described in such opinion and the back-up officer’s certificates from the Company and Parent, substantially in the forms set forth on Section 6.2(e)

of the Company Disclosure Letter and Section 6.3(e)of the Parent Disclosure Letter, delivered in connection therewith, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.4                    Frustration of Closing Conditions.  None of the Parent Entities or the Company may rely on any failure to any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                    Termination by Mutual Consent.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any Parent Stockholder Approval or Company Stockholder Approval) by mutual written consent of Parent and the Company.

Section 7.2                    Termination by either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any Parent Stockholder Approval or Company Stockholder Approval):

(a)           if the Mergers shall not have been consummated before the date that is nine (9) months following the date hereof (the “Termination Date”); provided, that if all of the conditions precedent to Closing (other than (i) those conditions that by their nature are to be satisfied at the Closing (provided that such conditions are reasonably capable of being satisfied) and (ii) the condition set forth in Section 6.1(d)), shall have been satisfied as of the Termination Date, then either Parent or the Company may extend the Termination Date for an additional ninety (90) days upon written notice to the other party on or prior to the Termination Date, in which case the Termination Date shall be deemed for all purposes to be so extended; and provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date (it being understood that, for purposes of this Section 7.2(a), any breach by Merger Sub A or Merger Sub B will be deemed a breach by Parent);

(b)           if the Company or any Parent Entity receives a definitive written notice or determination from any Gaming Authority that any Parent Entity or the Company will not be granted any Gaming Approval by such Gaming Authority that is required in order for the condition set forth in Section 6.1(d) to be satisfied; provided, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, any such Gaming Authority’s refusal to grant any such Gaming Approval (it being understood that, for purposes of this Section 7.2(b), any breach by Merger Sub A or Merger Sub B will be deemed a breach by Parent);

(c)           if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining,

enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such judgment, order, injunction, rule or decree, ruling or other action (it being understood that, for purposes of this Section 7.2(c), any breach by Merger Sub A or Merger Sub B will be deemed a breach by Parent);

(d)           if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote seeking the Parent Stockholder Approval was taken; or

(e)           if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote seeking the Company Stockholder Approval was taken.

Section 7.3                    Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding any Parent Company Approval or, in the case of Section 7.3(a) below, any Company Stockholder Approval):

(a)           if any Parent Entity shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Termination Date; provided, that if such breach or failure to perform is curable, the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination (or if such breach or failure to perform occurs within thirty (30) days of the Termination Date, delivered within seven (7) days of such breach or of the date such performance was due), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.3(a) and the basis for such termination;

(b)           if prior to the receipt of the Company Stockholder Approval, the Company Board effects a Company Adverse Recommendation Change in accordance with Section 5.4(d) in order to permit the Company to enter into a Company Acquisition Agreement in respect of a Superior Company Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(c)           (i) if all of the conditions precedent to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (provided that such conditions are reasonably capable of being satisfied)) shall have been satisfied, (ii) the Company shall have indicated in writing to Parent that the certificate to be delivered by the Company at Closing pursuant to Section 6.3(d) will be so delivered and that the Company is ready, willing and able to consummate the Closing and (iii) Parent  shall have failed to consummate the Closing on the day that is three (3) Business Days following the delivery of the certificate contemplated by the foregoing clause (ii) due to a Financing Failure.

Section 7.4                    Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any Parent Stockholder Approval or, in the case of Section 7.4(b) below, any Company Stockholder Approval):

(a)           if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the Termination Date; provided, that if such breach or failure to perform is curable, Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination (or if such breach or failure to perform occurs within thirty (30) days of the Termination Date, delivered within seven (7) days of such breach or of the date such performance was due), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.4(a) and the basis for such termination; or

(b)           if prior to the receipt of the Company Stockholder Approval, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (iii) the Company shall have in any material respect breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.4(a), or (iv) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.4(b).

Section 7.5                    Notice of Termination; Effect of Termination.

(a)           The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.5 shall be effective immediately upon delivery of such written notice to the other party.

(b)           In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Parent Entity, on the one hand, or the Company, on the other hand, except that if there has been any Willful Breach by a party, then such party will be fully liable for any liabilities or damages suffered by the other parties hereto as a result of such Willful Breach.

(c)           Notwithstanding anything to the contrary in Section 7.5(b) above, in the event of termination of this Agreement, the Confidentiality Agreement and the provisions of Section 5.12 (Public Announcements), Section 7.5 (Notice of Termination; Effect of Termination), Section 7.6 (Termination Fee; Financing Failure Fee), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.11 (Severability), Section 8.12 (Waiver of Jury Trial), and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof.

Section 7.6                    Termination Fee; Financing Failure Fee.

(a)           If this Agreement is terminated by Parent pursuant to Section 7.4(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)           If this Agreement is terminated by the Company pursuant to Section 7.3(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)           If this Agreement is terminated (i) by Parent pursuant to Section 7.4(a) prior to the receipt of the Company Stockholder Approval or (ii) by the Company or Parent pursuant to (x) Section 7.2(a) prior to the receipt of the Company Stockholder Approval or (y) Section 7.2(e) and, in the case of the foregoing clauses (i) and (ii), (A) prior to such termination (in the case of termination pursuant to Section 7.2(a)), the breach or failure to perform giving rise to Parent’s right to terminate (in the case of termination pursuant to Section 7.4(a)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.2(e)), a Company Acquisition Proposal shall (1) in the case of a termination pursuant to Section 7.2(a) or Section 7.2(e), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.4(a), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal (which is subsequently consummated), or any Company Acquisition Proposal shall have been consummated (in each case whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.6(c), all references in the definition of Company Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Company Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination (in the case of termination pursuant to Section 7.2(a)), the breach or failure to perform giving rise to Parent’s right to terminate (in the case of termination pursuant to Section 7.4(a)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.2(e), as applicable, and within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Company Acquisition Proposal that is publicly disclosed, such initial Company Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this Section 7.6(c).

(d)           If this Agreement is terminated by the Company pursuant to Section 7.3(c), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Financing Failure Fee.

(e)           Each party hereto acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due pursuant to this Section 7.6, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in this Section 7.6, such party shall pay other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of this Section 7.6 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.  The sole remedy for any termination described in this Section 7.6 shall be the payment of the Termination Fee or the Financing Failure Fee, as applicable, and neither Parent nor the Company shall pay any such fee on more than one occasion.  The Company acknowledges and agrees that none of the Parent Financing Sources shall have any liability or obligation to the Company, its Affiliates or any of their respective equity holders or representatives arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Debt Financing Commitment, including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.  Nothing in this Section 7.6 shall be interpreted as limiting the ability of Parent or any Affiliate of Parent from enforcing any of their rights and remedies under the Debt Financing Commitment.

Section 7.7                    Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or Company Stockholder Approval has been obtained; provided, however, that after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law or the rules and regulations of NASDAQ requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.  No amendments, modifications or supplements to the provisions, which the Parent Financing Sources under the Debt Financing are expressly made third party beneficiaries pursuant to Section 8.6 shall be permitted in a manner materially adverse to any such Parent Financing Source without the prior written consent of such Parent Financing Source (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.8                    Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                    Non-survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements of the Parent Entities or the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Isle of Capri Casinos, Inc.
600 Emerson Road
Suite 300
St. Louis, MO, 63141
	Attention:	Edmund L. Quatmann, Jr.
	E-mail:	ed.quatmann@islecorp.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
	Attention:	Paul W. Theiss
William R. Kucera
	E-mail:	ptheiss@mayerbrown.com
wkucera@mayerbrown.com

(ii)	if to the Parent Entities, to:

Eldorado Resorts, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
	Attention:	Anthony L. Carano
	E-mail:	acarano@eldoradoresorts.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
2029 Century Park East
Floor 33
Los Angeles, California 90067
	Attention:	Deborah R. Conrad
Kenneth J. Baronsky
	E-mail:	dconrad@milbank.com
kbaronsky@milbank.com

Section 8.3                    Certain Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)           “Aggregate Total Consideration” means the aggregate dollar value of the Merger Consideration (assuming that each share of Parent Common Stock has a value of $14.04) plus aggregate Dissenting Stockholder Consideration (assuming the amount payable for each

Dissenting Share is equal to the Per Share Cash Consideration).  For the avoidance of doubt, amounts payable with respect to Company Restricted Shares under this Agreement shall be excluded from “Aggregate Total Consideration;”

(c)           “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(d)           “Business” means the business of the Company and its Subsidiaries (taken as a whole) as conducted on the date of this Agreement;

(e)           “Cash Consideration” means the aggregate cash payable as Per Share Cash Consideration pursuant to Section 1.6(a) hereof in respect of all issued and outstanding shares of Company Common Stock;

(f)            “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or any of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger;

(g)           “Company Adverse Recommendation Change” means any of the following by the Company Board or any committee thereof: (i) making, withdrawing, amending, modifying or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation, (ii) recommending a Company Acquisition Proposal, (iii) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer or (iv) resolving or agreeing to take any of the foregoing actions;

(h)           “Company Board Recommendation” means the recommendation of the Company Board that the stockholders of the Company adopt this Agreement;

(i)            “Company Family Holder” means GFIL Holdings, LLC;

(j)            “Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used or practiced by the Company or any of its Subsidiaries;

(k)           “Company Intervening Event” means any material event, material fact, material occurrence, material development or material change in circumstances arising after the date of this Agreement and prior to the Company Stockholder Approval and not known to the Company Board or the individuals listed on Section 8.3(aa) of the Company Disclosure Letter as of the date of this Agreement nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, facts, occurrences, developments, or change in circumstances constitute a Company Intervening Event: (i) the receipt, existence or terms of an Company Acquisition Proposal or any matter relating thereto or consequences thereof, (ii) changes in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (iii) the fact that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period;

(l)            “Company Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property;

(m)          “Company Stock Plan” means the Company’s 2000 Long-Term Stock Incentive Plan (as amended from time to time) and the Company’s 2009 Long-Term Stock Incentive Plan (as amended from time to time);

(n)           “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(o)           “Datasite” means (i) with respect to the Company, the electronic data room maintained by Merrill Corporation in the Green folder at https://datasite.merrillcorp.com and (ii) with respect to Parent, the electronic data room maintained by Merrill Corporation in the Nest folder at https://datasite.merrillcorp.com; provided that a document or information shall be deemed to have been made available on such electronic data room only if such document or information was available in such Datasite as of 8:00 p.m. (Eastern Time) on September 18, 2016;

(p)           “Discharge” means the redemption and satisfaction and discharge of the Company Notes in their entirety, pursuant to the terms thereof and the Note Indentures;

(q)           “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, judgments, codes, or decrees with respect to the protection of the environment, regulating the exposure of individuals to Materials of Environmental Concern, or relating to the emission, discharge, release or threatened release, investigation or remediation, manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport, handling or use of any Materials of Environmental Concern, in effect as of the date of this Agreement, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act;

(r)            “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws;

(s)            “Financing Failure” means a refusal or other failure, for any reason, on the part of any Person (other than Parent or its Affiliates) that has executed the Debt Financing Commitment or any definitive financing document relating to any Debt Financing or any Alternative Financing, as applicable, or on the part of any other Person obligated or expected at any time to provide any portion of such Debt Financing or Alternative Financing, as applicable;

(t)            “Financing Failure Fee” means $60,000,000;

(u)           “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company, including the ownership, operation, management and development of the Business, and, in the case of Parent, including the ownership, operation, management and development of the business of Parent and its Subsidiaries;

(v)           “Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including the Nevada Gaming Control Board, the Louisiana Gaming Control Board, the Pennsylvania Gaming Control Board, the Pennsylvania Racing Commission, the Pennsylvania Liquor Control Board, the Ohio Lottery Commission, the Ohio State Racing Commission, the West Virginia Alcohol Beverage Control Administration, the West Virginia Lottery Commission, the West Virginia Racing Commission, the Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Florida Department of Business and Professional Regulation (Division of Pari-Mutuel Wagering) and the Mississippi Gaming Commission;

(w)          “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities (including but not limited to gambling, casino, lottery and pari-mutuel activities) and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities;

(x)           “Indebtedness” means, in respect of any Person, (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances, in each case, only to the extent drawn upon and not reimbursed; (iv) obligations of such Person to pay the deferred and unpaid purchase price of property; (v) capitalized lease obligations of such Person; (vi) indebtedness of third parties which is guaranteed by such Person or secured by a Lien on the assets of such Person; (vii) any payments to be made by such Person in connection with the acquisition of any entity by way of by merger, consolidation, or acquisition of stock or assets or any other business combination; (viii) any account payable overdue by more than three hundred sixty-five (365) days; and (ix) unpaid accrued interest on any of the foregoing items;

(y)           “Intellectual Property” means any and all of the following to the extent protected by Intellectual Property Rights or Intellectual Property Rights are embodied therein: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein;

(z)           “Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory Law, common Law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing;

(aa)         “knowledge” of (x) the Company means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(aa) of the Company Disclosure Letter and (y) of the Parent means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(aa) of the Parent Disclosure Letter;

(bb)         “Law” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity;

(cc)         “Lender” means JP Morgan Chase Bank, N.A.;

(dd)         “Material Adverse Effect” means, with respect to any Person, any event, change, occurrence or effect that would have or would reasonably be expected to have a material adverse effect on (x) the business of such Person and its Subsidiaries, taken as a whole, or (y) the ability of such Person to consummate the transactions contemplated hereby on a timely basis, other than, in each case, any change, effect, event or occurrence resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries or markets in which such Person or its Subsidiaries operate or intend to operate, including increased competition, (iii) any actions required to be taken pursuant to Section 5.7 of this Agreement to obtain any approval or authorization under applicable Antitrust Laws or applicable Gaming Laws necessary for the consummation of the Merger, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any change in the price or trading volume of such Person’s stock, in and of itself, any changes in credit ratings or any failure (in and of itself) by such Person to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (provided, that the facts or occurrences giving rise to or contributing to such change, effect, development or circumstance that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity, crisis or emergency, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any other Person (who is not a party to this Agreement) with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (viii) any action taken by such Person, or which such Person causes to be taken by any of its Subsidiaries, in each case which is required or permitted by this Agreement, (ix) with respect to the Company, any of the transactions set forth in Item 1 of Section 5.1(b)(v) of the Company Disclosure Letter, or (x) any actions taken (or omitted to be taken) at the request of the other party to this Agreement; provided, that, with respect to clauses (i), (ii), (iv) and (vi) the impact of such change, effect, development or circumstance, is not disproportionately adverse to such Person, taken as a whole, relative to other companies in the industries in which such Person operates;

(ee)         “Materials of Environmental Concern” means any contaminants, pollutants and hazardous, acutely hazardous, extremely hazardous or toxic material, substance or waste defined and regulated as such under applicable Environmental Laws and also including asbestos, polychlorinated biphenyls, radioactive materials, and petroleum products, byproducts and wastes or byproducts associated with the extraction, refining or use of petroleum, petroleum products or other hydrocarbons, whether or not any such petroleum products, byproducts, wastes or other hydrocarbons or substances are listed or classified in such Environmental Laws;

(ff)          “Merger Consideration” means aggregate Cash Consideration together with aggregate Stock Consideration;

(gg)         “NASDAQ” means the NASDAQ Global Select Market;

(hh)         “Note Indentures” means, (i) that certain Indenture, dated as of August 7, 2012, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee and (ii) that certain Indenture, dated as of March 5, 2013, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, in each case, as amended or supplemented from time to time;

(ii)           “Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part).  “Owned Company Intellectual Property” includes, but is not limited to, the Company Registered IP;

(jj)           “Owned Parent Intellectual Property” means any and all Parent Intellectual Property that is owned in whole or in part by Parent or any of its Subsidiaries (or that Parent or any of its Subsidiaries claims or purports to own in whole or in part).  “Owned Parent Intellectual Property” includes, but is not limited to, the Parent Registered IP;

(kk)         “Parent Credit Agreement” means the Credit Agreement dated as of July 23, 2015, by and among Parent, certain of its wholly-owned Subsidiaries (as guarantors), JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender and J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, U.S. Bank National Association and KeyBank National Association as joint lead arrangers, joint bookrunners and co-syndication agents;

(ll)           “Parent Family Holder” means Recreational Enterprises, Inc.;

(mm)      “Parent Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with any of the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in any of the Debt Financing and their successors and assigns;

(nn)         “Parent Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used or practiced by Parent or any of its Subsidiaries;

(oo)         “Parent Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Parent Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) Parent or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by Parent or any of its

Subsidiaries (or otherwise authorized by or in the name of Parent or any of its Subsidiaries) with respect to any Parent Intellectual Property;

(pp)         “Parent Restricted Share” means each share of Parent Common Stock subject to vesting, repurchase or lapse restrictions;

(qq)         “Parent RSU” means each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Parent Common Stock;

(rr)           “Parent Stock Option” means each option or other right to acquire Parent Common Stock granted under any Parent Stock Plan;

(ss)          “Parent Stock Plan” means the Parent 2015 Equity Incentive Plan and the MTR Gaming Group, Inc. 2010 Long-Term Incentive Plan;

(tt)           “Per Share Cash Consideration” means $23.00;

(uu)         “Per Share Stock Consideration” means 1.638 shares of Parent Common Stock (which shall be deemed to have a dollar value equal to the Per Share Cash Consideration);

(vv)         “Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (v) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses;

(ww)       “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, or other entity or organization, including any Governmental Entity;

(xx)         “Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, e-mail address, social security number, driver’s license number, credit or debit card number, or financial account information;

(yy)         “Requisite Gaming Approvals” means such Gaming Approvals from the Nevada Gaming Control Board, the Nevada Gaming Commission,  the Louisiana Gaming

Control Board, the Pennsylvania Gaming Control Board, the Pennsylvania Racing Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the West Virginia Lottery Commission, the West Virginia Racing Commission, the Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Colorado Limited Gaming Control Commission, the Florida Department of Business and Professional Regulation (Division of Pari-Mutuel Wagering) and the Mississippi Gaming Commission as are necessary in order to allow Company and its Subsidiaries and Parent and its Subsidiaries, upon consummation of the Mergers, to continue their operation of their Subsidiaries’ respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities);

(zz)         “Software” means, all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing;

(aaa)      “Stock Consideration” means the aggregate number of shares of Parent Common Stock issuable as Per Share Stock Consideration pursuant to Section 1.6(a) hereof in respect of all issued and outstanding shares of Company Common Stock other than Company Restricted Shares;

(bbb)      “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(ccc)       “Superior Company Proposal” means any Company Acquisition Proposal (i) on terms which the Company Board determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the Company’s stockholders than the Mergers, taking into account all the terms and conditions of such proposal, and this Agreement (including any adjustment to this Agreement proposed by the Company in response to such Company Acquisition Proposal) and (ii) that the Company Board believes is reasonably likely to be completed, taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining the Requisite Gaming Approvals), legal and other aspects of such proposal as the Company Board, in the good faith performance, discharge and exercise of its fiduciary duties, deems relevant; provided, that for purposes of the definition of “Superior Company Proposal,” the references to “20%”in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”;

(ddd)      “Tax” (and, with correlative meaning, “Taxes”) means (a) any federal, state, local or foreign net income, alternative or add-on minimum, ad valorem, business license, capital, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, use, value added, wage, windfall profit, withholding, custom, duty, levy or other tax, or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and (c) any estimated Tax, together with any interest, fines or any penalty, addition to tax or additional amount and any interest on such penalty, fine, addition to tax or additional amount, imposed by any Governmental Entity;

(eee)       “Tax Authority” means any Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign);

(fff)        “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return filed or required to be filed with a Tax Authority;

(ggg)       “Termination Fee” means $30,000,000; and

(hhh)      “Willful Breach” means a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an intentional act or failure to act by a  party (it being understood and agreed that, for the avoidance of doubt, a party’s failure to effect the Closing as required by Section 1.4 within the time period set forth in Section 1.4 shall be considered a Willful Breach of this Agreement).

Section 8.4                    Interpretation.  When a reference is made in this Agreement to a Section, Article, or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5                    Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6                    Parties in Interest.  This Agreement is not intended to, and shall not, confer upon any Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding the foregoing, each Parent Financing Source under the Debt Financing shall be a third party beneficiary of Section 7.6(e), Section 7.7, this Section 8.6, Section 8.7, Section 8.8, Section 8.10(b), Section 8.12, and the definition of Parent Financing Sources and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions), it being understood that the foregoing provisions may not be amended in a manner adverse to the Parent Financing Sources in any material respect without their prior written consent.

Section 8.7                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflict of laws principles of the State of Delaware.

Section 8.8                    Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the courts of the State of Delaware located in Wilmington, New Castle County, Delaware or the federal courts of the United States of America located in Wilmington, Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10                  Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to the limitations contained in this Section 8.10, each of the Company, Parent, Merger Sub A and Merger Sub B, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware located in New Castle County, Delaware or any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at Law, in equity or pursuant to this Agreement.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(b)           Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Parent Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c)           Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to effect the Closing in accordance with Section 1.04, on the terms and conditions set forth in this Agreement, so long as (i) all of the conditions precedent to Closing (other than those conditions that by their nature are to be satisfied at the Closing (provided that such conditions are reasonably capable of being satisfied)) shall have been satisfied and (ii) the Company shall have indicated in writing to Parent that the certificate to be delivered by the Company at Closing pursuant to Section 6.3(d) will be so delivered and that the Company is irrevocably ready, willing and able to consummate the Closing.

Section 8.11                  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12                  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13                  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a party by facsimile or email (including in .pdf format) will be binding upon that party to the same extent as a copy hereof containing that party’s original signature.

Section 8.14                  Facsimile or Electronic Signature.  This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 8.15                  No Presumption Against Drafting Party.  Each of Parent, Merger Sub A, Merger Sub B and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16                  Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any Parent Entity or the Company (other than Parent and Company), or any officer, director, manager, employee, agent, representative or investor of any of them.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Eric L. Hausler
	Name:	Eric L. Hausler
	Title:	Chief Executive Officer

ELDORADO RESORTS, INC.

By:	/s/ Gary Carano
	Name:	Gary Carano
	Title:	Chief Executive Officer

EAGLE I ACQUISITION CORP.

By:	/s/ Gary Carano
	Name:	Gary Carano
	Title:	President

EAGLE II ACQUISITION COMPANY LLC

By: Eldorado Resorts, Inc., as its Sole Member

By:	/s/ Gary Carano
	Name:	Gary Carano
	Title:	Chief Executive Officer